Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

APOLLO EDUCATION GROUP, INC.,

AP VIII QUESO HOLDINGS, L.P.

and

SOCRATES MERGER SUB, INC.

Dated as of February 7, 2016

TABLE OF CONTENTS

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Articles of Incorporation	3
2.2.	The By-Laws	3

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Company Equity Awards	7

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	42

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ARTICLE VI

Covenants

6.1.	Interim Operations	48
6.2.	Acquisition Proposals	53
6.3.	Proxy Filing; Information Supplied	57
6.4.	Shareholders Meeting	58
6.5.	Filings; Other Actions; Notification	59
6.6.	Takeover Statutes	61
6.7.	Access and Reports	62
6.8.	Stock Exchange Delisting	62
6.9.	Publicity	63
6.10.	Employee Benefits	63
6.11.	Expenses	64
6.12.	Director and Officer Liability	65
6.13.	Financing Cooperation	66
6.14.	Treatment of Company Indebtedness	69
6.15.	Approval of Sole Shareholder of Merger Sub	69
6.16.	Section 16 Matters	69
6.17.	Parent Vote	69
6.18.	University of Phoenix and Western International University Governance	70
6.19.	Notification of Certain Matters; Shareholder Litigation	70
6.20.	Certain Compliance Matters	70

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	71
7.2.	Conditions to Obligations of Parent and Merger Sub	73
7.3.	Conditions to Obligation of the Company	74

ARTICLE VIII

Termination
8.1.	Termination by Mutual Consent	75
8.2.	Termination by Either Parent or the Company	75
8.3.	Termination by the Company	76
8.4.	Termination by Parent	76
8.5.	Effect of Termination and Abandonment	77

ARTICLE IX

Miscellaneous and General

9.1.	Survival	79
9.2.	Modification or Amendment	79
9.3.	Waiver of Conditions	79
9.4.	Counterparts	79

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9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	79
9.6.	Notices	81
9.7.	Entire Agreement	82
9.8.	No Third Party Beneficiaries	82
9.9.	Obligations of Parent and of the Company	83
9.10.	Transfer Taxes	83
9.11.	Definitions	83
9.12.	Severability	83
9.13.	Interpretation; Construction	84
9.14.	Assignment	84
9.15.	Further Assurances	84
9.16.	No Personal Liability	85
9.17.	Non-Recourse to Debt Financing Sources	85

Annex A	Defined Terms	A-1

Exhibit A	Form of Charter of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 7, 2016, is by and among Apollo Education Group, Inc., an Arizona corporation (the “Company”), AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and holders of Class B Shares (as defined herein) are amending that certain Shareholder Agreement, dated as of September 7, 1994, as amended (the “Shareholder Agreement”), to which they are parties;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Apollo Class B Voting Stock Trust No. 1 and certain other shareholders of the Company, in their respective capacities as shareholders of the Company, has entered into a voting support agreement (each, a “Support Agreement”) with the Company, Parent and Merger Sub, pursuant to which, among other things, each such shareholder has agreed to vote all of the Shares controlled by such shareholder in favor of the approval of this Agreement and the consummation of the Merger and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, the limited partners of Parent or one or more of their Affiliates and co-investors have executed and delivered equity commitment letters (the “Equity Commitment Letters”) pursuant to which the parties thereto have agreed to fund the obligations of Parent hereunder; and

WHEREAS, concurrently with the execution of this Agreement, an Affiliate of the general partner of Parent and one or more co-investors have executed and delivered a side letter agreement (the “Parent Affiliate Side Letter”) by and among Parent, such Affiliate of Parent, Merger Sub and the Company, pursuant to which such Affiliate of Parent or such co-investors, as applicable, agree to undertake certain obligations in connection with the consummation of the Merger and the Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Arizona Revised Statutes (the “ARS”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) (a) on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement (such date, the “Conditions Satisfaction Date”, and the date of the Closing, the “Closing Date”); provided, that if the Conditions Satisfaction Date occurs after the tenth (10th) day of a month, the Closing may occur, at Parent’s election on the first business day of the subsequent month or at such other date prior to the first business day of the subsequent month as Parent may determine; provided, however, that if the Closing Date is delayed at Parent’s election in accordance with the immediately preceding proviso for more than two (2) days after the satisfaction or waiver of the conditions set forth in Article VII, the conditions set forth in Sections 7.1(c)(ii), 7.1(c)(iii), 7.2(a) (other than with respect to the Company Fundamental Representations), 7.2(c), 7.2(d) and 7.2(e) shall be deemed to have been satisfied or waived as of the Conditions Satisfaction Date; or (b) at such other date as the Company and Parent may mutually agree in writing. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or the Arizona Corporation Commission (the “ACC”) is required or authorized to close.

1.3. Effective Time. As soon as practicable on the Closing Date following the Closing, the Company and Parent shall cause the statement of merger and all other documents required by Law (the “Statement of Merger”) to be duly executed, acknowledged and filed with the ACC in accordance with the ARS. The Merger shall become effective at the time when the Statement of Merger have been duly filed with the ACC or at such later date and time as may be agreed by Parent and the Company in writing and specified in the Statement of Merger (such date and time, the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation (the “Charter”) shall be amended in their entirety to be in the form set forth in Exhibit A hereto (as such form may be amended or modified by Parent in a manner that does not adversely impact the consummation of the Merger or the Transactions or by the mutual written agreement of the Company and Parent), until, subject to Section 6.12(a), thereafter amended as provided therein or by applicable Law.

2.2. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time and in the form set forth in Exhibit B hereto (as such form may be amended or modified by Parent in a manner that does not adversely impact the consummation of the Merger or the Transactions or by the mutual written agreement of the Company and Parent) shall be the by-laws of the Surviving Corporation (the “By-Laws”), until, subject to Section 6.12(a), thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares”) of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger

Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $9.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares and each non-certificated Share represented by book entry (a “Book-Entry Share”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 4.2.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Excluded Share, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one (1) newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), in trust for the benefit of the holders of Shares (other than Excluded Shares), cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.

(b) Exchange Procedures.

(i) Letter of Transmittal. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Shares shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent.

(ii) Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence, if any, as the Paying Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Book-Entry Shares multiplied by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Special Procedures for DTC. Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) designed to provide that (A) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to (x) the number of Shares (other than Excluded Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (B) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(v) Unrecorded Transfers. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. The payments made in accordance with this Article IV upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares and in compliance with the procedures set forth in this Section 4.2, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, company (including any limited liability company or joint stock company), joint venture, estate, trust, association, organization, labor union, Governmental Entity (as defined in Section 5.1(e)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon and in exchange for the delivery of an executed affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it, Merger Sub or the Surviving Corporation with respect to such Certificate, the Paying Agent will make a payment in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Equity Awards (as defined in Section 4.3(f)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(s)) law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Treatment of Company Equity Awards.

(a) Company Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the 2000 Stock Incentive Plan as Amended and Restated (the “Stock Plan”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Company RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (a “Company RSU”) under the Stock Plan, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Company PSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding performance stock unit (a “Company PSU”) under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, accelerate only with respect to the number of Shares determined in accordance with the terms and conditions set forth in the award agreement evidencing each such Company PSU, and (B) each Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of vested Shares subject to such Company PSU immediately following accelerated vesting pursuant to Section 4.3(c)(A) multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Company DSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding Company RSU subject to a deferral election under the Stock Plan or the Company’s Deferral Election Program for Non-Employee Board Members (a “Company DSU”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company DSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company DSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company DSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time and not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the Company’s Third Amended and Restated Employee Stock Purchase Plan (the “ESPP”) after the date of this Agreement, the Company shall take all actions including obtaining any necessary determinations or resolutions of the board of directors of the Company (the “Company Board”) or the compensation committee of the Company Board (the “Company Compensation Committee”) if appropriate, amending the terms of the ESPP that may be necessary or required under the ESPP and applicable Laws to (A) ensure that, except for the offering period in progress as of the date of this Agreement (the “Final Offering”), no offering period under the ESPP shall be authorized or commenced on or after the date of this Agreement, (B) if the Closing shall occur prior to the end of the Final Offering, provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement no later than ten (10) business days prior to the Closing Date, (C) cause the Final Offering to end on the Closing Date, (D) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering, (E) provide that the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (F) cause the ESPP to terminate in its entirety at the Effective Time and (G) ensure that no further rights are granted or exercised under the ESPP after the Effective Time.

(f) Payment in Respect of Company Equity Awards. Any payment to which a holder of Company Options, Company RSUs, Company PSUs and Company DSUs (collectively, the “Company Equity Awards”) is entitled to pursuant to this Section 4.3 shall be made through the Surviving Corporation’s payroll in accordance with Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d). Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(g) Additional Actions and Requirements. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to (x) effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d) and (y) cause the Stock Plan to terminate as of the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (i) the forms, statements, certifications, reports and documents filed with or furnished to the

Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto) prior to the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) (excluding, in each case, any disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections and any other disclosures that are general, predictive or forward-looking in nature) to the extent that the relevance of any disclosure event, item or occurrence in such forms, statements, certifications, reports and documents to a matter covered by a representation or warranty set forth in this Section 5.1 is reasonably apparent as to matters which are a subject of such representation or warranty; and provided that nothing disclosed in such forms, statements, certifications, reports and documents shall be deemed to be a qualification of or modification to the Company Fundamental Representations or (ii) the corresponding section or subsection of the disclosure letter delivered to Parent by the Company contemporaneously with or prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item to such other section or subsection is reasonably apparent on the face of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub that, as of the date hereof and as of the Closing Date:

(a) Organization, Good Standing and Qualification.

(i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(k)(i)) of its respective jurisdiction of organization if the concept of good standing is recognized in such jurisdiction and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction that recognizes the concept of good standing and the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where (x) the failure of any of the Subsidiaries of the Company to be so organized, existing, qualified or in good standing or to have such power or authority or (y) the failure of the Company to be so qualified or in good standing as a foreign corporation or have such power or authority, in each of clause (x) or (y), has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(ii) Section 5.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, listing for each Subsidiary of the Company, its name, type of entity and the jurisdiction of its organization.

(iii) The Company has made available to Parent true and complete copies of the certificate of incorporation and by-laws or comparable governing documents of the Company and each of the Subsidiaries listed on Section 5.1(a)(ii) of the Company Disclosure Letter, each as in effect on the date of this Agreement.

As used in this Agreement, the term (i) “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act; (ii) “Subsidiary” means, with respect to any Person, any other Person of which (x) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (y) whose management is controlled by such first Person; (iii) “Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto; and (iv) “Material Adverse Effect” means with respect to the Company, any event, change, occurrence, change of circumstance, state of facts, development or effect that, individually or together with any one or more other events, changes, occurrences, changes of circumstance, state of facts, developments or effects, would (x) prevent, materially delay, materially impede or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger or the Transactions, or (y) has had or could reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or Liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that, with respect to this clause (y), no event, change, occurrence, change of circumstance, state of facts, development or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) the general business or economic conditions in the United States or any foreign jurisdiction or any changes therein;

(B) the business or economic conditions generally affecting the post-secondary or proprietary education industry;

(C) any change in the market price, trading volume or credit rating of any of the Company’s Class A Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstance, state of facts, development or effect underlying such change has resulted in or contributed to a Material Adverse Effect);

(D) any legal, regulatory, legislative, administrative or political conditions, or any changes or proposed changes in Laws, or the interpretation, application or enforcement thereof, after the date hereof;

(E) conditions affecting the securities, credit, financial or other capital markets generally, in each case, in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries conducts business;

(F) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or publicly available projections, forecasts,

estimates or predictions (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstance, state of facts, development or effect underlying such failure has resulted in or contributed to a Material Adverse Effect);

(G) (i) the execution, delivery and performance of this Agreement, the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements (such other transactions, the “Transactions”), including as a result of the identity of Parent, any of its co-investors, or any of its or their Affiliates, in each case, including the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, contractors, students, suppliers, business partners, Governmental Entities and Educational Agencies or (ii) any actions taken at the written request of Parent in accordance with the terms, or in connection with the execution, delivery and performance, of this Agreement; provided, that the exceptions in this clause (G) shall not apply to any of Section 5.1(d) or Section 5.1(e);

(H) any litigation, action, suit, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, mediation or other proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal, in law or in equity (each, a “Proceeding”), relating to, arising from or in connection with, allegations of any breach of fiduciary duty relating to the approval by the Company Board of the Merger or the Transactions;

(I) changes in generally accepted accounting principles (“GAAP”) or any authoritative interpretation thereof after the date hereof;

(J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities;

(K) in and of itself, any change in (i) the amount of cash and marketable securities of the Company and its Subsidiaries, on a consolidated basis, (ii) the Company’s and its Subsidiaries’ Adjusted EBITDA, (iii) UOPX Total Degreed Enrollments or (iv) UOPX revenues; provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstances, state of facts, development or effect underlying such changes has resulted in or contributed to a Material Adverse Effect;

(L) any determination that more than 88% of UOPX’s revenues has been derived from Title IV Program funds for the Stub Period (or any reasonable expectation of such a determination);

(M) any notification from any U.S. federal Education Agency that it has found that UOPX failed to comply with the prohibitions in the HEA or UOPX’s PPA on the payment of any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or the award of financial aid to any Persons responsible for or engaged in any student recruiting or admissions activity or the award of Title IV Program funds; or

(N) any matter that is set forth in the Sections of the Company Disclosure Letter described in Section 5.1(a)(iii)(N) of the Company Disclosure Letter;

provided, that, in the case of clauses (A), (B), (D), (E), (I) and (J), any such event, change, occurrence, change of circumstance, state of facts, development or effect may be taken into account if it disproportionately adversely affects the Company and its Subsidiaries relative to other participants of similar size in the industries or geographic locations in which the Company and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 400,000,000 Class A Shares, 3,000,000 Class B Shares, 400,000,000 shares, without par value, of University of Phoenix Online Common Stock (the “University of Phoenix Shares”) and 1,000,000 shares, without par value, of Preferred Stock (the “Preferred Shares”), of which 108,166,940 Class A Shares, 475,149 Class B Shares, no University of Phoenix Shares and no Preferred Shares were outstanding as of the close of business on February 1, 2016 (the “Capitalization Date”). All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Other than the Shareholder Agreement, none of the outstanding Shares is subject to any right of first refusal in favor of the Company. From the Capitalization Date until the date hereof, the Company has not issued any Shares, except Class A Shares pursuant to the vesting, settlement or exercise of Company Equity Awards outstanding on the Capitalization Date in accordance with their terms. Other than 12,526,311 Class A Shares reserved for issuance under the Stock Plan, the Company has no Shares reserved for issuance. As of the close of business on the Capitalization Date, there were no other shares of the Company’s capital stock or any securities that are valued by reference to, or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. No Subsidiary of the Company owns any Shares.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary of the Company its authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities and the current record ownership of such capital stock or other securities. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, charge, deed of trust, mortgage, pledge, easement, covenant, title default, encroachment, deed to secure debt, right of first refusal, right of first offer, option, purchase option, restriction on transfer or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law (each, a “Lien”).

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter contains a correct and complete list of all outstanding Company Equity Awards as of the close of business on the Capitalization Date and sets forth the name of the holder thereof, the type of award, the date of grant, the number of Shares subject to such award (assuming vesting at target for Company PSUs), the vesting schedule thereof and, if applicable, the exercise price with respect to each Company Equity Award. Since the Capitalization Date, the Company has not issued any Company Equity Awards. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(iv) Except as described in this Section 5.1(b)(iv) and as set forth in the Shareholder Agreement, there are no (A) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity, profit participation rights, redemption rights, rights of first offer, rights of first refusal, repurchase rights, Contracts, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations (including bonds, debentures, notes or other indebtedness) convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries and no securities or obligations granting or evidencing such rights are authorized, issued or outstanding, (B) outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the shareholders of the Company have a right to vote or (C) Contracts to which the Company or any of its Subsidiaries is a party, other than the Support Agreements, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.

(v) Except as set forth in the Shareholder Agreement, neither the Company nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to (A) repurchase, redeem or otherwise acquire any outstanding Shares or other securities or (B) to declare, make or pay any dividends or distributions, whether current or accumulated or due or payable.

(vi) Except as set forth in any Company Joint Venture Agreement (as defined in Section 5.1(c)) or on Section 5.1(b)(vi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to make any investment in, or capital contribution to, any Person.

(vii) Section 5.1(b)(vii) of the Company Disclosure Letter sets forth, as of December 31, 2015, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (for the avoidance of doubt, excluding (A) any amounts owed by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company and (B) any letters of credit (to the extent undrawn), capital leases, operating leases or similar obligations).

(c) Joint Ventures. Section 5.1(c) of the Company Disclosure Letter sets forth (i) the name of each Person (other than any Subsidiary of the Company) in which the Company or any of its Subsidiaries owns, directly or indirectly, more than a 20% voting or economic interest or any interest valued at more than $3,000,000 without regard to a percentage voting or economic interest (each such Person referred to in this clause (i), a “Company Joint Venture Entity”), (ii) the number and percentage of the equity interests of each such Company Joint Venture Entity (collectively, the “Company Joint Venture Securities”) held by the Company, directly or indirectly, and the Company or the applicable Subsidiary of the Company that holds such equity interests, and (iii) the Company Joint Venture Entity’s authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities and the current record ownership of such capital stock or other securities. Except as provided in any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Company Joint Venture Entity set forth in Section 5.1(c) of the Company Disclosure Letter, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities (collectively, the “Company Joint Venture Agreements”), all of the Company Joint Venture Securities owned by the Company, directly or indirectly, are owned by the Company or a Company Subsidiary free and clear of any Liens, and to the knowledge of the Company, have been duly authorized and are validly issued, fully paid and nonassessable. To the knowledge of the Company, there is no pending or threatened Proceeding against any Company Joint Venture Entity or any Subsidiary of any Company Joint Venture Entity that would be disclosed under Section 5.1(h)(i) of the Company Disclosure Letter (substituting the “Company Joint Venture Entity” for the “Company”).

(d) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions, subject only, assuming the accuracy of the representations and warranties in Section 5.2(g), to (A) the approval of this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Class A Vote”) and (B) the approval of this Agreement by the holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Class B Vote”, and together with the Requisite Class A Vote, the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Company Board has (A) determined that this Agreement, the Merger and the Transactions are fair to and are in the best interests of the Company and its shareholders, (B) approved, adopted and declared advisable this Agreement and the Merger and the Transactions and (C) subject to Section 6.2, resolved to recommend that the holders of Class A Shares and Class B Shares approve this Agreement (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Class A Shares and Class B Shares for their approval. The Company Board has received an oral opinion of (i) its financial advisor, Barclays Capital Inc. (“Barclays”), to be confirmed in writing and dated the date of this Agreement and (ii) its financial advisor, Evercore Group L.L.C. (“Evercore”), to be confirmed in writing and dated the date of this Agreement, and each such opinion is to the effect that, as of the date hereof and subject to the assumptions, limitations, conditions and qualifications set forth in each such opinion, from a financial point of view, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair to such holders. Neither Barclays nor Evercore has been requested to opine as to, and neither the Barclays’ opinion nor the Evercore opinion in any manner addresses, the allocation of the aggregate consideration payable pursuant to this Agreement among the holders of Class A Shares and Class B Shares. A signed, accurate and complete copy of such written opinion will be made available to Parent, solely for informational purposes, promptly following the execution of this Agreement.

(e) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement, the Merger and the Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with state securities, takeover and “blue sky” laws and the filing of documents with various state securities authorities that may be required in connection with the Merger and the Transactions; (D) compliance with, and filings under, the applicable requirements of antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States set forth in Section 5.1(e)(i)(D) of the Company Disclosure Letter; (E) the filing of the Statement of Merger and other appropriate merger documents required by the ARS with the ACC; (F) compliance with the applicable requirements of NASDAQ; and (G) such other items as disclosed in Section 5.1(e)(i)(G) of the Company Disclosure Letter, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, federal, provincial, state, local, municipal, national, foreign, international or transnational governmental, quasi-governmental, regulatory, administrative or self-regulatory authority, agency, commission, body, board, bureau, department or instrumentality or any court, tribunal or arbitrator (public or private) or other entity or branch or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything herein to the contrary, no representation or warranty is made in this Section 5.1(e)(i) with respect to Educational Consents.

(ii) Except for the Educational Consents set forth in Section 5.1(e)(ii) of the Company Disclosure Letter (which schedule shall identify the Educational Consents to be obtained pre-Closing (the “Pre-Closing Educational Consents”) and the Educational Consents to be obtained post-Closing), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries or any Company School with, nor are any required to be obtained by the Company or any of its Subsidiaries or any Company School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by the Company or any of its Subsidiaries or the consummation of the Merger and the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) As used in this Agreement, the term “Company Required Government Approvals” means the items set forth in clauses (A) through (G) of Section 5.1(e)(i) together with the Educational Consents set forth in Section 5.1(e)(ii) of the Company Disclosure Letter.

(iv) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the Transactions will not (A) breach, violate or conflict with or result in a default under any provision of the articles of incorporation or by-laws of the Company or any resolutions adopted by the stockholders of the Company or the Company Board or (B) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which the Company is entitled under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries (1) pursuant to any Material Contract or Lease or (2) under any Law to which the Company or any of its Subsidiaries is subject or Order binding upon or applicable to the Company or any of its Subsidiaries, assuming compliance with the matters referred to in Sections 5.1(e)(i) and 5.1(e)(ii), except in the case of clause (B), for any such breaches, violations, terminations, defaults, creations, accelerations or changes that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since August 31, 2012 (the “Applicable Date”) (the forms, statements, reports, certifications, schedules, proxies, registrations and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Company Reports”). Since the Applicable Date, each of the Company Reports, at the time of its filing or being furnished complied (or, if amended prior to the date of this Agreement, as of the date of such amendment) or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports filed or furnished to the SEC since the Applicable Date did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Class A Shares constitute the only outstanding class of securities of the Company or any of its Subsidiaries registered under the Exchange Act. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file or furnish any form, statement, certification, report, schedule, proxy, registration or other document with, or make any other filing with, or furnish any other material to, the SEC.

(iii) The Company has made available (including via the EDGAR system) to Parent all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the Applicable Date. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the knowledge of the Company, as of the date hereof, (A) none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Company Report.

(iv) Since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(v) Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company and its Subsidiaries is reported within the time periods specified in the SEC’s rules and forms, and that all such information is communicated to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm, has identified or been notified of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data or (B) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the Applicable Date, neither the Company nor, to the knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(vi) Each of the condensed consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as of its date and each of the condensed consolidated statements of income; comprehensive income; shareholders’ equity and redeemable noncontrolling interests; and cash flows included in or incorporated by reference into the Company Reports since the Applicable Date (including any related notes and schedules) (x) has been prepared from, and is in accordance with, or in the case of Company Reports filed after the date of this Agreement, will be prepared from and will be in accordance with, the books and records of the Company and its consolidated Subsidiaries consistent with past practice, (y) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial condition, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate) and (z) were prepared, or in the case of Company Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(vii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that would be required to be disclosed under Item 303 of Regulation S-K promulgated by the SEC).

(g) Absence of Certain Changes. Since August 31, 2015, (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses, (ii) the Company has not taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vi), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(x), 6.1(b)(xiv), 6.1(b)(xvi), 6.1(b)(xvii)(C) (other than actions taken in the ordinary course of practice relating to Company Plans that are not material Company Plans), 6.1(b)(xvii)(D) or 6.1(b)(xvii)(G) and (iii) there has not been any event, change, occurrence, change of circumstance, state of facts, development or effect that, individually or together with any one or more other events, changes, occurrences, changes of circumstance, state of facts, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Litigation and Liabilities.

(i) As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Entity or by any other Person (A) against the Company or any of its Subsidiaries or their respective assets or properties, (B) against any officer, director or employee, in their capacities as such, or, to the knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have an indemnification obligation or (C) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries that prohibits the Company or any of its Subsidiaries from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries, except, in each case, for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no, and since the Applicable Date, there have been no settlements to which the Company or any of its Subsidiaries is a party or any of their assets or properties are bound that would be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order or judgment which, if not complied with, would be material to the Company and its Subsidiaries, taken as a whole, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Except (A) as reflected or reserved against in the Company’s audited consolidated balance sheet (or the notes thereto) for the period ended August 31,

2015, (B) obligations or Liabilities incurred since the Applicable Date in the ordinary course of business and (C) obligations or Liabilities arising or incurred in connection with the Merger or the Transactions as contemplated by this Agreement, as of the date of this Agreement, there are no obligations or Liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that are required by GAAP to be set forth on a consolidated balance sheet of the Company, other than those that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

(iii) The term “knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge, after reasonable inquiry, of the Persons listed in Section 5.1(h)(iii) of the Company Disclosure Letter.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, retention, change in control, severance or termination pay, medical, life, disability or other insurance, commission, loan, Tax gross up, vacation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, policy, practice, arrangement, agreement or contract (including any related funding mechanism), and each other employee benefit plan, program, policy, arrangement or agreement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, written or unwritten, that is (A) sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant, or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any of its Subsidiaries has any present or future Liability, whether actual or contingent or direct or indirect.

(ii) With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (A) the Company Plan document, including any amendments thereto, (B) a written description of such Company Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) a copy of the most recent Form 5500 and annual report, if applicable, required under ERISA or the Code, (E) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), (F) if the Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service and (G) for any Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), the most recent summary plan description together with any summaries of all material modifications thereto.

(iii) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan”) and Company Plans that are maintained primarily for the benefit of employees outside of the United States (the “Non-U.S. Company Plans”) is in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code and (B) each Non-U.S. Company Plan (i) is in compliance with its terms and applicable local Laws and (ii) which is intended to qualify for tax-preferred or tax-exempt treatment in such country has been duly registered in accordance with applicable Laws and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect the tax status of any such Non-U.S. Company Plan. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and each related trust (if any) forming a part thereof that is intended to be exempt from tax under Section 501(a) of the Code are so qualified and exempt, as applicable, and have been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan or related trust. All material contributions, premiums or other payments required to be made by the Company or any of its Subsidiaries to any Company Plan that are due, have been made within the time periods prescribed by ERISA and the Code and other applicable Law and all other contributions or premiums incurred but not yet due for any period up to and including the Closing Date have been timely made or accrued on the Company’s financial statements in accordance with GAAP. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder.

(iv) As of the date of this Agreement, (A) there are no material or, to the knowledge of the Company, threatened or anticipated claims, litigations or Governmental Entity audits with respect to any Company Plan or trust related thereto, by any employee or beneficiary covered under any Company Plan or otherwise involving any Company Plan (other than routine claims for benefits) and (B) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such claims, litigations or Governmental Entity audits, that in either case would be material to the Company and its Subsidiaries, taken as a whole.

(v) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to (A) a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA or (B) except for statutory plans mandated by applicable Law, a material Non-U.S. Company Plan that is a “defined benefit”-type pension plan under applicable Law. For purposes of this Agreement,

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its material Subsidiaries as a “single employer” within the meaning of Section 414 of the Code. Neither the Company nor any ERISA Affiliate has in the last six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or Liability (including any contingent Liability) under any Multiemployer Plan or any Company Plan that is a “multiple employer plan” (as described in Section 4063(a) of ERISA) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Plan provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law.

(vi) Except as required by Section 4.3 of this Agreement, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger or the Transactions could, either alone or in combination with another event, (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law), (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation or other benefits due to any such current or former director, officer, employee or independent contractor, (C) result in any new or increased contribution required to be made to any Company Plan, (D) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Company Plan, or (E) result in the payment of any amount that would individually, or in combination with any other such payment, not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(vii) Except as set forth on Section 5.1(i)(vii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(j) Labor Matters.

(i) Section 5.1(j)(i) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement, contract or similar agreement or understanding with any labor union, labor organization, works council or employee association (collectively, “Union”) that the Company or any of its Subsidiaries is a party to or otherwise bound.

(ii) Since January 1, 2013, there has not been, nor as of the date of this Agreement is there pending or, to the knowledge of the Company, threatened, (A) any labor dispute between the Company or any of its Subsidiaries and any Union, or any strike, picketing, lockout, concerted refusal to work overtime, handbilling, demonstrations, leafletting, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Company or any of its Subsidiaries or (B) any Union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries, including (without limitation) any demands for recognition or certification, attempts to bargain collectively, or filings for recognition with any Governmental Entity.

(iii) Except for such instances of noncompliance which would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and the Subsidiaries is, and has been since January 1, 2013, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; the Fair Labor Standards Act of 1938, as amended, and applicable state and local wage and hour Laws (collectively, “FLSA”); hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act or any similar non U.S. Law.

(iv) Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened or anticipated, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former officer, employee, consultant, independent contractor, leased employee, volunteer, or “temp” of the Company or any of its Subsidiaries, or any group or class of the foregoing, any Governmental Entity, any person alleging to be a current or former employee, or any group or class of the foregoing, alleging violation of any labor or employment Law, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with any employment relationship.

(v) Each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified under applicable Law as (A) an employee or an independent contractor and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance or exclusions which would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company, neither the Company nor any Subsidiary has notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(vi) The Company has made available to Parent a list of all persons who are U.S.-based employees of the Company and its Subsidiaries as of the date hereof (excluding employees serving in adjunct and lead faculty roles), and sets forth for each such individual the following: (A) employee identification number; (B) title or position; (C) whether full or part time; (D) hire date; (E) current annual base compensation rate; (F) commission, bonus or other cash incentive-based compensation received in the most recently completed fiscal year; (G) classification as exempt or non-exempt; and (H) location.

(vii) To the knowledge of the Company, as of the date of this Agreement, no current employee of the Company or any of its Subsidiaries designated as Grade Level 19 or above has provided written or formal oral notice of such employee’s intention to terminate his or her employment.

(viii) Neither the Company nor any of its Subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act (29 USC §2101 et seq.) or any similar state, local or non-U.S. Law or has incurred any Liability under such Laws that remains unsatisfied.

(k) Compliance with Laws; Licenses.

(i) Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, code, statute or ordinance, common law, or any rule, regulation, judgment, writ, injunction, decree, agency guidance (the failure with which to comply would result in criminal sanctions or liability in excess of $5,000,000) or requirement or Order or other governmental restriction, in each case enacted, issued, adopted or promulgated by any Governmental Entity or Educational Agency (collectively, “Laws”), except for such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other notice from any Governmental Entity or Educational Agency alleging any actual or possible violation of any applicable Law, Order or License, other than violations that have been or are reasonably expected to be cured or remedied without resulting in any material Liability to the Company or any of its Subsidiaries.

(ii) Each of the Company and its Subsidiaries has obtained and is in compliance with all licenses, permits, certifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions, identification numbers, concessions, grants, directives, guidelines, policies, requirements, and Orders issued or granted by a Governmental Entity or Educational Agency (“Licenses”) necessary to lawfully own, lease and operate their respective properties and assets and to lawfully conduct their respective businesses as presently conducted, except those the absence of which or noncompliance with which, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably expected to have a Material Adverse Effect, no suspension or cancellation of any of such Licenses is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, all Licenses of the Company and its Subsidiaries (other than Educational Approvals) are in full force and effect and, subject to obtaining the Company Required Government Approvals, will remain in full force and effect notwithstanding, and will not be materially adversely affected by, the consummation of the Merger and the Transactions.

(l) Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(i) Since January 1, 2011, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, any of their other respective Representatives or any Person performing services for the Company or any of its Subsidiaries, has, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, (A) used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any official, officer, employee or representative of any Governmental Entity; or (C) made any bribe, payoff, rebate, influence payment, kickback or other unlawful payment. The Company and its Subsidiaries are, to the extent applicable, in material compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery or anticorruption, including the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anti-Corruption Laws”). Since January 1, 2011, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Laws.

(ii) The Company and each of its Subsidiaries are in compliance in all material respects with all Laws relating to imports, exports and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department (“Sanctions Laws”). Since January 1, 2012, neither the Company nor any of its Subsidiaries has been a party to any Contract or has been engaged in any transaction or other business, directly or indirectly, (A) in material breach of Sanctions Laws or (B) with any Governmental Entity or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions (an “OFAC Prohibited Party”). Neither the Company nor any of its Subsidiaries nor any of the directors or officers of the Company or any of its Subsidiaries is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which the Company or any of its Subsidiaries has business operations or arrangements. To the knowledge of the Company, no proceeds from the sale of the Shares will be provided to or used for the benefit of any OFAC Prohibited Party. Since January 1, 2012, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Entity or any other Person any written notice, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged material violation of any Sanctions Law. For the purposes of this Section 5.1(l), the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(m) Material Contracts.

(i) Except for (x) Company Plans, (y) Leases and (z) Contracts filed as exhibits to the Company Reports (the “Filed Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts as of the date of this Agreement:

(A) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to the Company;

(B) any Company Joint Venture Agreement;

(C) any Contract that materially limits the ability of the Company or any of its Subsidiaries to conduct its business for the benefit of a third party that restricts the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Merger, would materially limit the ability of the Surviving Corporation to conduct its business;

(D) any Contract that contains an exclusivity provision, “most favored nation” provision, provisions granting a right of first refusal, a right of first negotiation or similar rights or any similar term for the benefit of a third party, in each case involving revenues or expenses of the Company or any of its material Subsidiaries of more than $5,000,000 in the fiscal year ended August 31, 2015;

(E) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any material Subsidiary of the Company or which grant a right to sell to the Company or purchase from the Company any material asset (other than in the ordinary course of business);

(F) any Contract relating to any loan, other extension of credit or indebtedness (including any other obligations of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) made by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, in each case, with a principal amount in excess of $5,000,000, other than Contracts solely among the Company or any of its wholly owned Subsidiaries;

(G) any Contract which is a mortgage, security agreement, capital lease or similar agreement that creates or grants a Lien on any property or assets that are material to the Company and its Subsidiaries, taken as a whole;

(H) any Contract relating to any swap, forward, futures, warrant, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract or other hedging or derivative transaction involving revenues or expenses by the Company or any of its Subsidiaries of more than $5,000,000 in the fiscal year ended August 31, 2015;

(I) any Contract that restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(J) any Contract pursuant to which the Company or any of its Subsidiaries has continuing material indemnification obligations or other contingent payments to any Person that could reasonably result in payments in excess of $5,000,000, except for (x) any vendor or content licensing Contract entered into in the ordinary course of business or (y) non-disclosure agreements;

(K) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement (1) that was entered into after the Applicable Date for aggregate consideration under such Contract in excess of $25,000,000 or (2) pursuant to which any material earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(L) any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than $5,000,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(M) (1) any Contract pursuant to which the Company or any of its Subsidiaries has been granted any option, license or similar right relating to the Intellectual Property of a third party, in each case that is material to the business or assets of the Company and its Subsidiaries, taken as a whole (but excluding any non-exclusive “click-through” or similar end-user license for commercially available software), and (2) any Contract pursuant to which any option, license or similar right relating to Owned Intellectual Property has been granted to a third party, in each case that is material to the business or assets of the Company and its Subsidiaries, taken as a whole (but excluding any non-exclusive licenses granted in the ordinary course of business); or

(N) any other Contract (or group of related Contracts) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $5,000,000 per year that is not terminable with less than sixty (60) days’ notice without material penalty by the Company or any of its Subsidiaries or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

As used in this Agreement, the term “Contract” means any agreement, lease, sublease, license, sublicense, contract, note, mortgage, indenture, bond, loan, conditional sales contract, franchise agreement, promise, undertaking, commitment, arrangement or other binding obligation or arrangement, in each case, whether written or oral. Each such Contract in clauses (A) through (N) of Section 5.1(m)(i) above and each Filed Contract is referred to herein as a “Material Contract”.

(ii) The Company has made available to Parent a true and complete copy of each Material Contract in effect as of the date of this Agreement. Except for breaches, violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or any Subsidiary party thereto, is in full force and effect and is enforceable against the Company or such Subsidiary and, to the knowledge of the Company, against the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception, (B) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would or would reasonably be expected to (x) constitute a breach, violation of or a default under the provisions of such Material Contract or (y) give any Person the right to declare in default or exercise any remedy under any Material Contract (including the right to accelerate the maturity or any performance thereunder, or to cancel, terminate or modify any Material Contract), and (C) neither the Company nor any of its Subsidiaries has received any written notice of any intention to terminate (prior to the end of the term), seek renegotiation of terms in a manner that is materially adverse to the Company or any of its Subsidiaries, or not renew any Material Contract.

(n) Interested Party Transactions. There are no transactions, Contracts, arrangements or understandings between (i) the Company and any of its Subsidiaries, on the one hand, and (ii) any director, officer or employee of the Company or any Person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in the Company or any Subsidiary of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, an “Interested Party Transaction”).

(o) Real Property.

(i) Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, has good and marketable title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance.

(ii) With respect to the material real property that is leased by or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”), the Company or the applicable Subsidiary has a good and valid leasehold interest in such Leased Real Property free and clear of all Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property and is required to make annual rental payments to any third party in excess of $5,000,000 (each, a “Lease”) is valid and in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(iii) For purposes of this Section 5.1(o) only, “Encumbrance” means any Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(o)(iii) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate Proceedings or for which the Company has recorded a reserve on its financial statements in accordance with GAAP; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate Proceedings; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report provided that they do not have a Material Adverse Effect on the use of the property; (F) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Licenses, consents and rules under such Laws; (G) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection provided that it does not have a Material Adverse Effect on the use of the property; and (H) such other matters that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has any legal or beneficial interest in any land other than (i) the Owned Real Property and Leased Real Property and (ii) such real property that is not material to the Company and its Subsidiaries, taken as a whole.

(p) Personal Property and Assets. The Company and each of its Subsidiaries owns and has good title to all of its material personal property and has valid leasehold interests in all material personal property leased by the Company or any of its Subsidiaries, in each case, sufficient to conduct their respective businesses as currently conducted as of the date of this Agreement, free and clear of all Liens, other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith in appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business and (C) all other Liens the creation or existence of which, in each case, would not reasonably be expected to have a Material Adverse Effect (each of the foregoing, a “Permitted Lien”). All material tangible assets of the Company and its Subsidiaries are in sufficient operating condition for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Takeover Statutes; Absence of Rights Plan. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(g) are true and correct, no “business combination”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to this Agreement, the Company, the Shares, the Merger or the Transactions. The Company is not a party to any shareholder rights plan or “poison pill” agreement, and the Company Board has not adopted or authorized the adoption of such a plan or agreement.

(r) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries possess, and, to the extent applicable, have filed timely applications to renew, all Licenses required under applicable Environmental Laws for the operation of their businesses as currently conducted; (iii) no written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case, pursuant to any Environmental Law; (iv) the Company and its Subsidiaries are not currently subject to any court Order, administrative Order or decree arising under any Environmental Law; (v) to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from, and no Hazardous

Substances are present at the Owned Real Property or the Leased Real Property or any other location; (vi) no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required pursuant to any Environmental Law to be made by the Company with, nor are any required pursuant to any Environmental Law to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the Transactions; and (vii) none of the Company nor any of its Subsidiaries has agreed to indemnify or hold harmless any other Person for any violation of, or liability under, any Environmental Law.

Except with respect to matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has made available to Parent all environmental audits, assessments, investigations, studies and other analysis relating to the Company or any of its Subsidiaries, or any of the Owned Real Property and the Leased Real Property that are in the possession or control of the Company or any of its Subsidiaries or any of their respective consultants or advisors.

Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.1(r) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any applicable Law concerning pollution, or the protection of the environment or natural resources, or the manufacture, handling, transport, use, treatment, storage, or disposal of, or exposure to, Hazardous Substances; (B) the term “Hazardous Substance” means any pollutant, contaminant, waste, petroleum or petroleum-derived substance, or infectious, toxic, radioactive, ignitable, corrosive or reactive substance listed, defined, designated or classified as such under any Environmental Law; and (C) the term “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

(s) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been properly prepared and timely filed when due in accordance with applicable Law (taking into account any applicable extensions of the filing date), and all such Tax Returns (including all information provided thereto) are, or shall be at the time of filing, true, correct and complete in all respects;

(ii) the Company and each of its Subsidiaries has fully and timely paid (or has had paid on its behalf) all Taxes due and payable (whether or not shown on any Tax Return), except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii) there is no written claim now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its

Subsidiaries in respect of any Tax, and there is no other Proceeding or audit now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company in respect of any Liability of the Company for any Tax;

(iv) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(vi) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes other than one of which the Company was the common parent;

(vii) the Company and its Subsidiaries have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;

(viii) the Company and its Subsidiaries have each (A) withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Taxing Authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws, and (B) complied in all material respects with all Tax information reporting provisions under applicable Laws;

(ix) neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority; and

(x) neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

Notwithstanding any other representation and warranty in this Section 5.1, the representations and warranties contained in Section 5.1(f), Section 5.1(i) and this Section 5.1(s) constitute the sole representations and warranties of the Company relating to any Tax matters.

As used in this Agreement, (A) the term “Tax” means (1) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign) in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (2) any and all liability for the payment of any items described in clause (1) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group and (3) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (1) or (2) above; and (B) the term “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including claims for refund, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including any schedule or attachment thereto or amendment thereof.

(t) Intellectual Property.

(i) Section 5.1(t)(i) of the Company Disclosure Letter sets forth a true and complete list as of February 1, 2016 of all Owned Intellectual Property that is material to the business or assets of the Company and its Subsidiaries, taken as a whole, and is registered, issued or the subject of a pending application for registration with any Governmental Entity or domain name registrar (the “Company Registered IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) none of the Company Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and (B) to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting, or to the extent such items are applications, are pending without challenge by any third party.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its material Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Owned Intellectual Property, and hold all of their right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business), (B) there exist no restrictions on the disclosure, use, license or transfer of any of the Owned Intellectual Property and (C) each Person who has contributed to or developed any material Owned Intellectual Property has conveyed to the Company or its applicable Subsidiary a valid and enforceable assignment of all right, title and interest in and to, and, where applicable, waiver of all moral rights with respect to, such Intellectual Property.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses as conducted since January 1, 2013 and as currently conducted infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party, (B) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries directly or indirectly infringes, misappropriates or otherwise violates any Intellectual Property of any third party, and (C) to the knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property, and since January 1, 2013, neither the Company nor any of its Subsidiaries has asserted any claims against a third party alleging any infringement, misappropriation or violation of any of the Owned Intellectual Property.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented reasonable policies and procedures and have taken reasonable steps (A) to maintain, protect and enforce their rights in the material Owned Intellectual Property, including payment of maintenance or similar fees and filing of statements of use with the applicable Governmental Entities, and (B) to protect and preserve the confidentiality of all trade secrets and other confidential information maintained by the Company or any of its Subsidiaries, excluding any third-party confidential information that neither the Company nor any of its Subsidiaries is required to protect or preserve pursuant to contractual obligations, applicable Law or self-regulatory regimes, such self-regulatory regimes including, for the avoidance of doubt, the Payment Card Industry Data Security Standard. To the knowledge of the Company, none of the material trade secrets or other confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to a third party other than pursuant to written confidentiality or non-disclosure agreements.

(v) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any Company Subsidiary nor any Company School has had a data breach or unauthorized access, use or disclosure of any personally identifiable information owned, used, maintained, received or controlled by or on behalf of the Company, any of its Subsidiaries or a Company School, including any unauthorized access, use or disclosure of personally identifiable information that would constitute a breach for which notification to individuals or Governmental Entities is required under any applicable Laws, contracts to which the Company or any of its Subsidiaries is a party or applicable governmental or non-governmental regulatory regimes.

(vi) Section 5.1(t)(vi) of the Company Disclosure Letter sets forth a true, correct and complete list of all material proprietary software owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Software”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Software performs in conformance with its documentation and does not contain or require the use of any “open source” code or other software that would oblige the Company or any of its Subsidiaries to waive any of their rights in the Owned Intellectual Property or license or provide any Owned Intellectual Property to any other person without requiring payment of fees or royalties.

(vii) Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in Section 5.1(t)(iii) constitute the sole and exclusive representations and warranties of the Company relating to the non-infringement, non-misappropriation or non-violation of the Intellectual Property rights of any third party, excluding, for the avoidance of doubt, claims relating to the use or protection of personal data.

As used in this Agreement, (A) the term “Intellectual Property” means any and all intellectual property and industrial property rights throughout the world, including (1) trademarks and service marks whether registered or unregistered, certification marks, collective marks, Internet domain name registrations, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; (2) patents, patent applications, and all reissuances, continuations, continuations-in-part, divisions, extensions and re-examinations; (3) trade secrets, including know-how, inventions, designs, drawings, specifications, product configurations, technical data and other data, formulae, pricing and cost information, plans, processes, procedures, schematics, manufacturing techniques, business methods, customer lists and supplier lists, in each case, to the extent qualifying as a trade secret under applicable Law; (4) copyrights (including copyrights in computer software and other published and unpublished works of authorship), including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) rights in any data or database, including any collection information or data (whether in machine readable form or otherwise), to the extent that they constitute intellectual property rights under applicable Law, and, solely for purposes of Section 5.1(t)(iii), to the extent they constitute other proprietary rights under applicable Law; and (B) the term “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(u) Insurance. The Company has provided Parent with a schedule of all material insurance policies held by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries maintains insurance policies against such risks and in such amounts as the Company believes to be customary in all material respects for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate, and such policies are in full force and effect and all premiums thereon have been timely paid in full. There is no material claim by the Company or any of its Subsidiaries pending under any such policy as to which the Company or any of its Subsidiaries has been notified that coverage has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are in compliance with the terms of such policies and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any default under or pending or threatened termination or cancellation or any material coverage limitation or reduction of, or material premium increases with respect to, any of such policies. No policy limits applicable to any material insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

(v) Brokers and Finders. Except for Barclays, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Evercore, there is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any broker’s, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the Merger or the Transactions.

(w) Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(j), none of the information included or incorporated by reference or to be included or incorporated by reference by the Company in the Proxy Statement to be filed in connection with the Merger and Transactions, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(x) Education Regulatory Matters.

(i) Set forth in Section 5.1(x)(i) of the Company Disclosure Letter is a list of each current Educational Approval issued to or held by a Company School, or issued to or held by the Company or any material Subsidiary and relating to a Company School.

(ii) Since January 1, 2014 (the “Compliance Date”):

(A) Each Title IV Company School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations. Each Company School that is not a Title IV Company School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Material Adverse Effect.

(B) Each Title IV Company School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

(C) Each Company School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Material Adverse Effect.

(D) Each Title IV Company School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Material Adverse Effect.

(E) Except as set forth in Section 5.1(x)(ii)(E) of the Company Disclosure Letter, the Company has been conducting the operations of the Company and the Company Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Material Adverse Effect.

(F) Each Title IV Company School has complied, in all material respects, with the definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(G) Except as set forth in 5.1(x)(ii)(G) of the Company Disclosure Letter, neither the Company nor any Subsidiary or any Company School has received notice that any of its Educational Approvals will not be renewed, except to the extent that receipt of such notice would not have a Material Adverse Effect.

(H) Except as set forth in Section 5.1(x)(ii)(H) of the Company Disclosure Letter, and except to the extent that it would not have a Material Adverse Effect, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any Educational Approval, or to require any Company School to show cause why any Educational Approval should not be revoked.

(I) No Title IV Company School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

(J) Each educational program offered by a Title IV Company School as a Title IV-eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(K) The Company and each Company School has been in compliance with all applicable Laws pertaining to each Company School’s participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Material Adverse Effect.

(L) The Company and each Title IV Company School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

(M) Each Company School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Material Adverse Effect.

(N) The Company and each Title IV Company School has had a financial responsibility “composite score” of at least 1.5, as calculated in accordance with the DOE’s formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Material Adverse Effect.

(O) Section 5.1(x)(ii)(O) of the Company Disclosure Letter sets forth a correct and complete (except to the extent that would not have a Material Adverse Effect) list of each Title IV Company School’s official cohort default rates for loans administered under the Title IV Programs, as calculated by the DOE pursuant to 34 C.F.R. Part 668 Subparts M and N, for the three most recently completed federal fiscal years for which such official rates have been published, together with each Title IV Company School’s most recently issued draft cohort default rate.

(P) DOE has not required or requested that any Title IV Company School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Company School process its Title IV Program funding under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(d) or (e)(2).

(Q) Except as set forth in Section 5.1(x)(ii)(L) of the Company Disclosure Letter, each Title IV Company School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Material Adverse Effect.

(R) Except as set forth in Section 5.1(x)(ii)(R) of the Company Disclosure Letter, the Company and each Company School has materially complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

(S) The Title IV Company Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Material Adverse Effect.

(T) Except as set forth on Section 5.1(x)(ii)(T) of the Company Disclosure Letter, UOPX has complied with the requirements necessary to participate in the veterans’ educational benefits regulated by the U.S. Department of Veterans’ Affairs and the Tuition Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Material Adverse Effect.

(iii) Neither the Company, any Title IV Company School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has the Company, any Title IV Company School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Company School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(iv) Neither the Company, nor any Title IV Company School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(v) To the knowledge of the Company, neither the Company nor any Title IV Company School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

(vi) To the knowledge of the Company, there are no facts or circumstances regarding the Company or any Title IV Company School, or any Person that exercises Substantial Control over the Company or any Title IV Company School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either pre-Closing or post-Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Company Schools in substantially the manner in which they are currently operated.

(vii) Neither the Company nor any Title IV Company School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(viii) Neither the Company nor any Title IV Company School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(ix) Neither the Company nor any Title IV Company School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(y) Data Protection.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have adopted, and are, and during the twenty-four (24) month period prior to the date hereof have been, in compliance with, commercially reasonable policies and procedures that apply to the Company or each of its Subsidiaries with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Company and its Subsidiaries.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the twenty-four (24) month period prior to the date hereof, (A) there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained, collected, stored or processed by or on behalf of the Company or any of its Subsidiaries, and (B) no Person has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information or otherwise relating to the collection or use of any such Personal Information.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries, and each of their privacy policies, are, and during the twenty-four (24) month period prior to the date hereof have been, in compliance with all Data Protection Programs and all contractual commitments that they have entered into with respect to Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and (B) upon the Closing, the Company and its Subsidiaries will own and continue to have the right to use all such personally identifiable information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

As used in this Agreement, (A) “Data Protection Programs” means (a) all Laws and all self-regulatory programs in which the Company or any of its Subsidiaries have enrolled, (b) the Payment Card Industry Data Security Standard and (c) all published privacy policies and internal privacy policies and guidelines maintained or published by the Company or any of its Subsidiaries (the “Privacy Policies”), in each case relating to privacy, data protection and data security; and (B) “Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding section or subsection of the disclosure letter delivered to the Company by Parent contemporaneously with or prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item to such other section or subsection is reasonably apparent on the face of the disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.

(i) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization if the concept of good standing is recognized in such jurisdiction and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the Transactions.

(ii) Parent has made available to the Company copies of the certificate of limited partnership and the limited partnership agreement of Parent and the certificate of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of limited partner interests of Parent is necessary to approve this Agreement, the Merger or the Transactions. Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to the approval of this Agreement by Parent as the sole shareholder of Merger Sub, to consummate the Merger and the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, (B) compliance with, and filings under, the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, and foreign and state securities or “blue sky” laws, (C) compliance with state securities, takeover and “blue sky” laws and the filing of documents with various state securities authorities that may be required in connection with the Merger or the Transactions, (D) compliance with, and filings under, the applicable requirements of antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States set forth in Section 5.2(c)(i) of the Parent Disclosure Letter; (E) the filing of the Statement of Merger and other appropriate merger documents required by the ARS with the ACC; and (F) compliance with any filings as may be required under applicable Environmental Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the Transactions will not (A) breach, violate or conflict with or result in a default under any provision of the certificate of limited partnership and the limited partnership agreement of Parent, the certificate of incorporation or by-laws of Merger Sub or any resolutions adopted by the general partner of Parent or the stockholders of Merger Sub or (B) breach, violate conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (1) pursuant to, any Contracts binding upon Parent or Merger Sub or (2) under any Law to which Parent or Merger Sub is subject or Order binding upon Parent or Merger Sub, assuming compliance with the matters referred to in Section 5.2(c)(i), except, in the case of clause (B) above, for any such breaches, violations, terminations, defaults, creations, accelerations or changes that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the Transactions.

(d) Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the Merger or the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the Transactions. The term “knowledge” when used in this Agreement with respect to Parent shall mean the knowledge, after reasonable inquiry, of the Persons listed in Section 5.2(d) of the Parent Disclosure Letter.

(e) Available Funds; Financing. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary (i) for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and the repayment in full of (A) the Credit Agreement dated as of April 18, 2012, among the Company, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, and U.S. Bank National Association, National Bank of Arizona, Morgan Stanley Bank, N.A. and Barclays Bank PLC, as documentation agents (the “Credit Agreement”), and (B) all other loan and credit agreements set forth in Section 5.2(e) of the Parent Disclosure Letter (collectively, “Company Loan Agreements”) and (ii) to satisfy all of their obligations under this Agreement, including payment of all costs, fees and expenses in connection herewith.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and in connection with the Merger and the Transactions.

(g) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested shareholder” of the Company, as such quoted terms are defined in Section 10-2701 of the ARS, and neither Parent nor Merger Sub has “beneficial ownership” of any shares of capital stock of the Company, as such quoted term is defined in Section 10-2701 of the ARS.

(h) No Other Representations or Warranties.

(i) Except for the representations and warranties contained in this Section 5.2, none of Parent, Merger Sub or any other Person makes any other express or implied representations or warranties on behalf of Parent, Merger Sub or any of their respective Affiliates.

(ii) Each of Parent and Merger Sub agrees that, except for the representations and warranties contained in Section 5.1, neither the Company nor any other Person makes, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any representation or warranty with respect to any estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

(i) Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of Parent who might be entitled to any broker’s, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the Merger or the Transactions.

(j) Proxy Statement. Subject to the accuracy of the representations and warranties of the Company in Section 5.1(w), none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be filed in connection with the Merger and Transactions, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(k) Education Regulatory Matters.

(i) To the knowledge of Parent, there are no facts or circumstances attributable to Parent or any Subsidiary of Parent, or to any other Person that exercises Substantial Control over any of the foregoing, that could reasonably be expected, individually or in the aggregate, to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either pre-Closing or post-Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Company Schools in substantially the manner in which they are currently operated.

(ii) Parent will have audited financial statements prepared in accordance with GAAP and audited in accordance with generally accepted government auditing standards for at least its two most recently completed fiscal years (the “Parent Audited Financial Statements”), which will be available to be provided with the Preacquisition Review Applications to be filed with the DOE.

(iii) None of Parent, any Subsidiary of Parent, any Person that exercises Substantial Control over any of the foregoing or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (A) exercises or exercised Substantial Control over an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (B) owes a Liability for a Title IV Program violation.

(iv) To the knowledge of Parent, none of Parent or any Subsidiary of Parent has employed any individual or entity in a capacity involving administration of Title IV Program funds, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of any Governmental Entity or Educational Agency.

(v) None of Parent or any Subsidiary of Parent has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(vi) None of Parent or any Subsidiary of Parent or any other Person that after the consummation of the Merger and the Transactions will have the power, by contract or ownership interest, to direct or cause the direction of management or policies of any Title IV Company School, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(vii) None of Parent, any Subsidiary of Parent, or any chief executive officer of the foregoing, has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(viii) None of Parent or any Subsidiary of Parent has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(ix) None of Parent or any Subsidiary of Parent or any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(x) Definitions. As used in this Agreement, (A) “Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions, including the Higher Learning Commission (formerly the Higher Learning Commission of the North Central Association of Colleges and Schools) (“HLC”); (B) “Company School” means any educational institution or location owned or operated by the Company or any of its Subsidiaries; (C) “DOE” means the U.S. Department of Education or any successor agency; (D) “ECAR” means an Eligibility and Certification Report issued by the DOE; (E) “Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including the DOE, any Accrediting Body, any State Educational Agency or any foreign regulator; (F) “Educational Approvals” means any Licenses or similar approval issued or required to be issued by an Educational Agency to a Company School with respect to any aspect of the Company School’s operations subject to the oversight of such Educational Agency, including any such approval for the Company School to participate in any program of Student Financial Assistance offered by such Educational Agency, but excluding any Licenses or similar approval issued to the Company Schools or the Company School’s employees on an individual basis; (G) “Educational Consent” means any filing, notice, report, consent, registration, approval, permit or authorization required to be made with or obtained from any Governmental Entity, including any Educational Agency, in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the Transactions, whether before or after the Closing, in order to maintain, continue or reinstate any Educational Approval presently held by any Company School; (H) [Intentionally Omitted]; (I) [Intentionally Omitted]; (J) “HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE; (K) [Intentionally Omitted]; (L) [Intentionally Omitted]; (M) “PPA” means a program participation agreement issued to a Title IV Company School and to be countersigned by or on behalf of the secretary of the DOE, and includes a PPPA and a TPPPA; (N) “PPPA” means a provisional program participation agreement issued to a Title IV Company School and to be countersigned by or on behalf of the secretary of the DOE; (O) “Preacquisition Review Application” means a materially complete electronic application to the DOE marked for preacquisition review, together with any required exhibits or attachments; (P) [Intentionally Omitted]; (Q) “State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a License, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state including any distance education; (R) “Student Financial Assistance” means any form of student financial assistance, grants or loans that is administered by any Educational Agency or other Governmental Entity, including the Title IV Programs and any other program authorized by the HEA and administered by the DOE, but, with respect to the Company, only to the extent that such financial assistance program provided more than $10,000,000 in revenue to the Company and its material Subsidiaries in the year ended August 31, 2015 or more than two (2) percent of the revenue of any Title IV Company School, whichever is less;

(S) “Substantial Control” means, with respect to a Person, (1) holding at least a 25% ownership interest in the Person, whether directly, indirectly, or together with family members (as that term is defined at 34 C.F.R. § 668.174(c)(4)), (2) representing the holder or holders of at least a 25% ownership interest in the Person, including under a voting trust, power of attorney, proxy, or similar agreement, or (3) being a member of the board of directors, a general partner, the chief executive officer, or other executive officer of the Person or an entity that holds at least a 25% ownership interest in the Person, in each case as the term “ownership interest” is defined at 34 C.F.R. § 668.174(c); (T) “Title IV” means Title IV of the HEA; (U) “Title IV Company School” means any educational institution owned or operated by the Company or any of its Subsidiaries, which has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program; (V) “Title IV Program” means the programs of federal student financial assistance administered pursuant to Title IV; and (W) “TPPPA” means a temporary provisional program participation agreement issued to a Title IV Company School after Closing and to be countersigned by or on behalf of the Secretary of the DOE, continuing the Title IV Company School’s certification to participate in the Title IV Programs on an interim basis following the Closing.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, except (1) as required by applicable Laws, Governmental Entities or Educational Agencies, (2) as otherwise expressly required by this Agreement (which, for the avoidance of doubt, shall be deemed to include Section 6.12), (3) as set forth in Sections 6.1(a) or 6.1(b) of the Company Disclosure Letter or as permitted by and consistent with Section 6.2 of this Agreement (4) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall use their respective commercially reasonable efforts to conduct the business and operations of it and its Subsidiaries in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve intact their respective material assets, including real and personal property, and present business organizations, (ii) maintain all of their material Licenses, (iii) keep available the services of the directors of the Company Board and the executive officers and key employees of the Company and its Subsidiaries, (iv) maintain good relations with, and the goodwill of, their respective students, suppliers, creditors, lessors, employees, business associates, (v) incur or spend capital expenditures in accordance with the Company’s program of capital expenditures and (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (1) as required by applicable Laws, Governmental Entities and Educational Agencies, (2) as otherwise expressly required by this Agreement, (3) as set forth in Section 6.1(b) of the Company Disclosure Letter or, if applicable, Section 6.2 of this Agreement or (4) as Parent may approve in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed in the case of Sections 6.1(b)(vi), 6.1(b)(x), 6.1(b)(xiii), 6.1(b)(xv), 6.1(b)(xvi), 6.1(b)(xvii), 6.1(b)(xix), 6.1(b)(xx)-(xxiv) and to the extent applicable to the foregoing subsections, Section 6.1(b)(xxv)), the Company will not and will cause its Subsidiaries not to:

(i) adopt any change in its articles of incorporation or by-laws or other applicable governing instruments (whether by merger, consolidation or otherwise);

(ii) directly or indirectly (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) equity interests in any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business, any assets from any other Person or (B) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose (whether by merger, consolidation or sale of stock or assets or otherwise) of any material property, assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries, with a value or purchase price in excess of $5,000,000 in the aggregate, except (1) in connection with services provided in the ordinary course of business, (2) non-exclusive licenses granted in the ordinary course of business, (3) cancellations, abandonments and lapses of rights in Intellectual Property made in the Company’s reasonable business judgment and in the ordinary course of business, (4) sales of obsolete assets that are no longer useful in the conduct of the business of the Company or any of its Subsidiaries and with a fair market value not in excess of $5,000,000 in the aggregate and (5) any such transfer among the Company or any of its wholly-owned Subsidiaries;

(iii) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock, ownership interests or other securities of the Company or any of its Subsidiaries (other than the issuance of Shares in respect of Company Equity Awards outstanding as of the date of this Agreement, in accordance with their terms and (as applicable) the Stock Plan as in effect on the date of this Agreement), or securities convertible into or exchangeable or exercisable for any shares of such capital stock, ownership interests or other securities, or any options, warrants, other Company Equity Awards or other rights of any kind to acquire any shares of such capital stock, ownership interests or other securities or such convertible or exchangeable securities, or amend, modify or supplement any terms of any such options, warrants or other rights;

(iv) mortgage, pledge, hypothecate, grant any security interest in or otherwise create or incur any Lien not created or incurred in the ordinary course of business, other than Permitted Liens, on any properties or assets of the Company or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(v) make, forgive or cancel any loans, advances, guarantees or capital contributions to or investments in any Person (other than any loans, advances, guarantees or capital contributions to or investments in a wholly-owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate;

(vi) make any change in financial accounting methods, principles or practices (including procedures with respect to the payment of accounts payable and collection of accounts receivable) (or change an annual accounting period) or systems of internal accounting controls, except insofar as may be required by a change in GAAP, any rule or regulation promulgated by any Governmental Entity or Educational Agency or any other applicable Law after the date hereof;

(vii) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries or enter into any agreement with respect to the voting or registration of its capital stock;

(viii) reclassify, split, combine, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than (A) the acquisition of any Shares tendered by current or former employees in order to pay the exercise price of any Company Options outstanding as of the date of this Agreement; (B) the withholding of Shares to satisfy withholding Tax obligations in respect of Company Equity Awards outstanding as of the date of this Agreement); or (C) the acquisition of any Shares as required by any Company Joint Venture Agreement disclosed to Parent prior to the date hereof in accordance with their terms and, as applicable, the Stock Plan as in effect on the date of this Agreement;

(ix) except for this Agreement and the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving the Company or any of its Subsidiaries;

(x) incur any capital expenditures or any Liabilities in respect thereof, other than (A) those budgeted by the Company’s program of capital expenditures and (B) any unbudgeted capital expenditures that do not exceed $500,000 individually or $4,000,000 in the aggregate;

(xi) create, assume, or otherwise become liable for, incur, prepay, refinance or modify in any material respect the terms of, any indebtedness for borrowed money or assume or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in an aggregate amount in excess of $5,000,000, except for indebtedness for borrowed money pursuant to the terms of the Credit Agreement or the Company Loan Agreements;

(xii) enter into, amend or modify any Interested Party Transactions;

(xiii) enter into (A) any Lease which requires annual payments from the Company or any of its Subsidiaries in excess of $5,000,000, or (B) any Contract that would have been a Material Contract pursuant to Sections 5.1(m)(i)(A), 5.1(m)(i)(B), 5.1(m)(i)(C), 5.1(m)(i)(D), 5.1(m)(i)(E), 5.1(m)(i)(F), 5.1(m)(i)(G), 5.1(m)(i)(I), 5.1(m)(i)(J), 5.1(m)(i)(K) and 5.1(m)(i)(M) had it been entered into prior to this Agreement or, other than in the ordinary course of business, terminate, cancel, transfer, assign, license, encumber, amend waive any rights of or modify in any material respect adversely, to the Company or any of its Subsidiaries, any such Lease or Material Contract;

(xiv) enter into any new line of business outside of the post-secondary or proprietary education industry;

(xv) terminate or fail to maintain in full force and effect, replace or renew until the Effective Time substantially the same material insurance policies (or equivalent levels of insurance coverage) with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement;

(xvi) settle or compromise (A) any Proceeding against the Company or any of its Subsidiaries that requires payments by the Company or any of its Subsidiaries in excess of $5,000,000 in the aggregate or grants injunctive or equitable relief against the Company or any of its Subsidiaries or involves the admission of any wrongdoing by the Company or any of its Subsidiaries, other than to the extent such settlements of Proceedings are disclosed, reflected or reserved against in the Company Reports or (B) any shareholder litigation or dispute against the Company or any of its officers or directors that relates to the Merger and the Transactions;

(xvii) except as required pursuant to the terms of any Company Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the compensation or benefits payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, except for employees who are designated as Grade 16 and below, increases of no more than 2% in the ordinary course of business, (C) establish, adopt, amend, renew, announce or terminate (or commit to do any of the preceding in respect of) any Company Plan except for (1) amendments to Company Plans made in the ordinary course of business that do not materially increase the expense of maintaining such plan and (2) establishing or adopting Company Plans in the ordinary course of business in connection with the Company’s annual or open enrollment procedures, (D) amend the terms of any outstanding Company Equity Awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan or any Company Equity Award, to the extent not already provided in any such Company Plan or as provided in this Agreement, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive or grant any loans to directors, officers or employees of the Company or any of its Subsidiaries, (H) hire any employee or independent contractor, other than employees or independent contractors hired in the ordinary course of business and where such person is (1) designated as Grade 16 or below or (2) designated as Grade 19 or below and hired to fill a position open as of the date hereof or to replace an employee or independent contractor of the Company or any of its Subsidiaries whose employment or engagement is terminated in the ordinary course of business (by reason of involuntary termination, voluntary resignation or otherwise) prior to the Closing, or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to Unions or other organized employees;

(xviii) take any action that would result in any of the conditions to the Merger and the Transactions set forth in Article VII not being satisfied or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the Transactions;

(xix) fail to prepare and timely file all Tax Returns required to be filed on or before the Closing Date in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(xx) make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

(xxi) make any change in any Tax accounting methods, except as may be appropriate to conform to changes in Tax Laws, any rule or regulation promulgated by any Governmental Entity or Educational Agency or GAAP;

(xxii) (A) fail to promptly notify Parent of any federal, state, local or foreign income or franchise and any other Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter or Proceeding involving a material amount of Tax, (B) fail to provide Parent with information reasonably requested by Parent in writing with respect to the commencement, nature and status of any such Tax matter or Proceeding, or (C) settle or compromise any such Tax matter or Proceeding;

(xxiii) fail to terminate all Contracts relating to the sharing, allocation or indemnification of Taxes between the Company or any of its Subsidiaries, on the one hand, and any of their respective former Affiliates, on the other hand (excluding any commercial Contract that may include Tax allocation or sharing provisions, but the primary purpose of which is unrelated to Taxes) such that there are no further Liabilities thereunder;

(xxiv) fail to take commercially reasonable steps to protect data security or fail to reasonably proceed with data security improvements that have been planned and approved as of the date of this Agreement or fail to conduct customary data security audits, in each case in compliance in all material respects with all internal policies and applicable Laws; or

(xxv) agree, authorize or commit to do any of the foregoing;

provided, however, that, without limiting any of Parent’s, Merger Sub’s or the Company’s rights or obligations under this Agreement (including this Section 6.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the other terms and conditions of this Agreement, control and supervision over their respective businesses and operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of any Person, collectively referred to as “Representatives”) not to, directly or indirectly, or announce any public intention to:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue, knowingly facilitate or otherwise participate in any discussions or negotiations regarding, provide or make available any non-public information or data to any Person, or afford any Person with access to the business, employees, officers, contracts, properties, assets or books and records, in each case where such Person has made, whether orally (to any director, senior executive officer, investment banker or legal advisor of the Company) or in writing, or expressly indicated an intention to make, any Acquisition Proposal, or otherwise in connection with an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statute (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each confidentiality, standstill or similar agreement);

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal (provided that the Company and its Representatives may ascertain facts from the Person making such Acquisition Proposal about such Person and its Representatives for the purpose of the Company Board or any committee thereof informing itself about such Acquisition Proposal and the Person that made it); or

(v) resolve, endorse, recommend, agree or propose to do any of the foregoing.

(b) In furtherance of the foregoing, the Company shall, and shall cause each of its Subsidiaries and each of the officers and directors of it or its Subsidiaries, and shall instruct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal, and, in connection therewith, immediately discontinue access by any Person (other than Parent, its Affiliates and their Representatives) to any data room (virtual or otherwise) established by the Company, its Subsidiaries or its Representatives for such purpose and to request that each Person promptly return or destroy any non-public information previously furnished or made available to such Person or any of such Person’s Representatives on behalf of the Company, its Subsidiaries or the Representatives of the Company and its Subsidiaries in accordance with the terms of the confidentiality or similar agreement in place with such Person. The Company shall promptly inform its Affiliates and Representatives of the Company’s obligations under this Section 6.2.

(c) Notwithstanding anything in Sections 6.2(a) or 6.2(b) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, if the Company has received an unsolicited bona fide written Acquisition Proposal that did not result from any breach of the Company’s obligations under this Section 6.2, the Company may (A) instruct its Representatives to contact the Person or group of Persons for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal; (B) provide information in response to a request therefor by the Person making such unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party in the aggregate than those contained in the Confidentiality Agreement (as defined in Section 6.7) (it being understood that such confidentiality agreement need not include a standstill or prohibit the making, or amendment, of an Acquisition Proposal) and promptly thereafter discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; provided, that if the Person making such Acquisition Proposal is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any competitively sensitive non-public information to such Person in connection with any actions permitted by this Section 6.2(c) other than in accordance with “clean team” or other similar procedures reasonably designed to limit any material adverse effect on the Company or any of its Subsidiaries of the sharing of such information; or (C) engage or participate in any discussions or negotiations with the Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (B) or (C) above, (x) the Company Board or any committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) the Company Board or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor and its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of the outstanding equity interests of the Company or any successor thereto or parent entity thereof, (iii) any sale, exchange, transfer or other disposition of any assets or businesses of the Company and its Subsidiaries by any Person or (iv) any other transaction having a similar effect to those described in clauses (i), (ii) or (iii), in each case, which if consummated would result in, any Person or group of Persons becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company entitled to vote on a plan of merger, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case, other than the Merger and the Transactions.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any Person or group of Persons becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) or more than 80% of the total voting power of the equity securities of the Company entitled to vote on a plan of merger that the Company Board or any committee thereof has determined in its good faith judgment is (i) reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement, in each case taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board shall not:

(i) withhold, withdraw, change, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, change, qualify, amend or modify), in a manner adverse to Parent or Merger Sub, or otherwise make any public statement or proposal inconsistent with, the Company Recommendation with respect to the Merger;

(ii) fail to include the Company Recommendation in the Proxy Statement;

(iii) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) any Acquisition Proposal;

(iv) within five (5) business days following a written request by Parent following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company, fail to issue a press release that reaffirms the Company Recommendation; provided, that Parent may not make any such request on more than one (1) occasion in respect of any Acquisition Proposal or any material modification of an Acquisition Proposal;

(v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal (any of the foregoing clauses (i) through (v), a “Change of Recommendation”); or

(vi) except as expressly permitted by, and after compliance with, Sections 6.2(e) and 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a) and any customary engagement, joint defense, “clean team” or similar agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Section 6.2(e), prior to the time, but not after, the Requisite Company Vote is obtained, if the Company has complied with this Section 6.2 and has received a bona fide written Acquisition Proposal that was made in compliance with this Section 6.2, the Company Board may effect a Change of Recommendation or take action to terminate this Agreement pursuant to and in accordance with Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if, but only if (A) the Company Board determines, in its good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to make a Change of Recommendation with respect to such Superior Proposal or to terminate this Agreement pursuant to and in accordance with Section 8.3(a) would be inconsistent with its fiduciary obligations under applicable Law, (B) the Company notifies Parent in writing that the Company Board intends to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to and in accordance with Section 8.3(a) to enter into an Alternative Acquisition Agreement, as applicable, specifying the identity of the Person making such Superior Proposal, the material terms and conditions of such Superior Proposal and attaching the most current version of such agreement to such notice (the “Superior Proposal Notice”), at least five (5) business days (the “Notice Period”) prior to the taking of such action, (C) during the Notice Period, the Company shall have negotiated, and have caused its Representatives to negotiate, in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal and (D) Parent has not, prior to the expiration of the Notice Period, made a binding written offer that the Company Board or any committee thereof determines, in good faith after consultation with its financial advisors and outside legal counsel, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal; provided, however, that the Company shall deliver a new Superior Proposal Notice to Parent in accordance with clause (B) above in connection with material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal (including any increase in the consideration payable pursuant thereto in response to any adjustments to the terms and conditions of this Agreement made by Parent) and shall comply again with the requirements of clauses (C) and (D) above, except that the Notice Period shall be two (2) business days instead of five (5); provided, further, that the Company may not terminate this Agreement in accordance with Section 8.3(a) (regarding Superior Proposals) during any Notice Period.

(f) Compliance by Subsidiaries and Representatives. The Company agrees that any violation of this Section 6.2 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed a breach of this Section 6.2 by the Company.

(g) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or any of its Subsidiaries, or any of their respective boards of directors or any committee thereof, from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s reasonable determination in good faith after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its obligations under applicable Law; provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 6.2(e) shall have been satisfied.

(h) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to, or could reasonably expect to result in, an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers, the identity of the Person or group of Persons making or communicating such Acquisition Proposal and any arrangements with the holders of Class B Shares or their Affiliates contemplated thereby (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis (and in any event within twenty-four (24) hours), of the status and material terms and conditions of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations and any material developments with respect to any such Acquisition Proposal, including any change in the Company’s intentions as previously notified.

6.3. Proxy Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within twenty (20) business days of the date hereof), the Proxy Statement in preliminary form (which shall, subject to Section 6.2, include the Company Recommendation). The Company shall, as promptly as reasonably practicable, (x) notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and (y) provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts (with the assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and to resolve such comments with the SEC. The

Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (which shall not be later than five (5) business days after the date on which the SEC confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, if the SEC determines to review the Proxy Statement). The Company and Parent each agree, as to itself and its respective Subsidiaries, that (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement to be so corrected or supplemented, to be filed with the SEC and to be mailed to the holders of the Shares, in each case as promptly as reasonably practicable and as and to the extent required by applicable Law.

6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law, the rules and policies of NASDAQ and its articles of incorporation and by-laws , all reasonable action necessary to convene and hold a meeting of holders of Class A Shares and Class B Shares (the “Shareholders Meeting”, provided, that the Shareholders Meeting may consist of separate meetings of the holders of Class A Shares and the holders of Class B Shares held on the same date) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement. Unless the Company Board has made a Change of Recommendation as specifically permitted by Section 6.2(e) hereof, the Company Board shall recommend and continue to recommend such approval and shall take all lawful action to solicit from its shareholders proxies and votes in favor of approval of this Agreement, and use commercially reasonable efforts to take all other actions necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Shareholders Meeting solely (a) with the written consent of Parent, (b) in the absence of a quorum, (c) to allow the minimum amount of additional time reasonably practicable for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting, (d) for a single period not to exceed ten (10) business days, to solicit additional proxies for the adoption of this Agreement if necessary to obtain the Requisite Company Vote or (e) without limiting clause (c), for a single period not to exceed five (5) business days, if the Company has provided notice to Parent and Merger Sub that it intends to take action pursuant to Section 8.3(a). The Company shall promptly advise Parent, at such times as Parent may reasonably request as to the aggregate tally of the proxies received by the Company in respect of the approval of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity or Educational Agency in order to consummate the Merger or any of the Transactions, including the Pre-Closing Educational Consents and (ii) executing and delivering any additional instruments necessary to consummate the Merger and the Transactions. The Company and Parent shall also, promptly after entering into this Agreement (but in no case later than 60 days prior to the Closing), submit notices to all post-Closing Educational Consents describing the Merger and the Transactions contemplated in this Agreement. Nothing in this Agreement, including this Section 6.5, shall require or be construed to require the Company or its Subsidiaries to proffer to, or agree to, incur any Liabilities or any sale, divestiture, license, disposition or holding separate of, or any termination, prohibition, limitation, restriction or other action with respect to existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of its Subsidiaries unless the effectiveness of such action is conditioned upon the Closing.

(b) Information; Meetings. Subject to applicable Laws and the provisions of this Section 6.5, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions. Subject to applicable Laws and this Section 6.5, the Company and Parent shall each have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing, registration, notification to be made with, or written materials to be submitted to or communications with, any third party or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions, including with respect to the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any such filing, registration, notification, submission or communication. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Representatives to, participate in any meeting or discussion with any Governmental Entity or Educational Agency in respect of any filing, investigation or other inquiry relating to the Merger or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity or Educational Agency, gives the other party the opportunity to attend and participate thereat. Notwithstanding anything to the contrary herein, Parent shall not, and shall cause its Subsidiaries and Representatives not to, make any filing with or submit any written materials to, or participate in any meeting or discussion with, any Governmental Entity or Educational Agency in connection with the Merger and the Transactions, in each case without the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned).

(c) Status. Subject to applicable Laws and as required by any Governmental Entity or Educational Agency, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity or Educational Agency with respect to the Merger and the Transactions.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and Merger Sub (solely with respect to clause (iii)) agree to take or cause to be taken the following actions:

(i) the filing, as promptly as practicable, and in any event, within ten (10) business days after the date of this Agreement, of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Transactions, requesting early termination of the waiting period pursuant to the HSR Act and the filing, as promptly as practicable, of the notices, reports and other filings required to be made in order to obtain the consents, authorizations, orders, registrations, permits and approvals set forth on Section 5.1(e)(i) of the Company Disclosure Letter;

(ii) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Merger and the Transactions;

(iii) (A) the filing no later than sixty (60) days prior to the Closing Date of a Preacquisition Review Application in respect of each Title IV Company School, to the extent that such filing has not been made in respect of a Title IV Company School prior to the date of this Agreement, (B) the filing, as promptly as practicable, and in any event by February 7, 2016, of a materially complete change of control application with HLC in respect of each HLC-accredited Company School, (C) the prompt use of its reasonable best efforts to obtain the Pre-Closing Educational Consents, which efforts shall include the prompt filing of all required applications, notices, reports and other filings and (D) in the event that the Closing does not occur on or prior to December 31, 2016 or within thirty (30) days after the approval of the Merger and the Transactions by HLC, any filings, including the re-filing of a Notification and Report Form pursuant to the HSR Act, or other actions reasonably necessary to obtain an extension of such approval as necessary to permit the Closing to occur prior to the Termination Date;

(iv) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person or entity, including, without limitation, any Governmental Entity or Educational Agency, seeking to delay, restrain, prevent, enjoin or otherwise prohibit, or to impose conditions that would delay, restrain, prevent, enjoin or otherwise prohibit, consummation of the Merger or the Transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any Proceeding in any forum or (B) issuance of any order, decree, decision, determination, judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions by any Government Antitrust Entity or Educational Agency; and

(v) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the Merger or the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 6.5(d)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Each of Parent, Merger Sub and the Company further agrees that it shall not, and shall cause their respective Subsidiaries and, in the case of the Company, its Affiliates, not to, take any action that would reasonably be expected to materially delay, impair or impede the receipt of any regulatory approvals, Educational Consents or Educational Approvals required in connection with the Merger, the Transactions or the Closing.

6.6. Takeover Statutes. In furtherance and not in limitation of the foregoing, the Company shall and shall cause its Subsidiaries to (a) use reasonable best efforts to take all action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Support Agreements, the Merger or any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws to this Agreement, the Support Agreements, the Merger or any of the Transactions and (b) if the restrictions of any Takeover Statute become applicable to this Agreement, the Support Agreements, the Merger or any of the

Transactions, use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreements (as applicable) and otherwise lawfully eliminate or minimize the effect of such Takeover Statute with respect to this Agreement, the Support Agreements, the Merger or any of the Transactions.

6.7. Access and Reports. From the date of this Agreement until the earlier of (x) termination of this Agreement pursuant to Article VIII and (y) the Effective Time, upon reasonable prior notice and unless otherwise prohibited by applicable Law, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (i) provide to Parent and its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, facilities, properties, officers, employees, agents, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data, compliance-related policies, procedures, reports, minutes and correspondence between the Company and its Subsidiaries and any Governmental Entity and other information as Parent or its Representatives may reasonably request and (iii) reasonably cooperate with Parent and its Representatives in connection with any inspection or evaluation requested or conducted pursuant to this Section 6.7, provided that, in each case, the Company shall not be required to permit any inspection, or disclose any document or information, that would, in the reasonable judgment of the Company, (A) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in compliance with Section 6.1) after consultation with its outside counsel, (B) result in a violation of applicable Law, including any fiduciary duty, (C) after consultation with its outside counsel, waive the protection of any attorney-client privilege or (D) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liability; provided further that the parties hereto shall cooperate in good faith to find a way to allow as much access to or disclosure of such information as may be possible or provide a reasonable alternative to such access or disclosure that would not (in the good faith belief of the Company, after consultation with outside counsel) be reasonably likely to result in the violation of any such agreement or Law or cause such privilege to be undermined with respect to such information or waive or reveal such sensitive or personal information, including through the use of customary “clean team” or other similar procedures. Notwithstanding anything to the contrary in this Section 6.7 or elsewhere in this Agreement, neither Parent nor any of its representatives will be permitted to collect or analyze any environmental samples or perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. All information made available or disclosed pursuant to this Section 6.7 shall be subject to the terms of the Confidentiality Agreement, dated July 27, 2015, between Parent and the Company (the “Confidentiality Agreement”).

6.8. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by Parent and the Surviving Corporation of the Class A Shares from NASDAQ and the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company, and each of Parent and the Company shall have a reasonable opportunity to review and comment upon such press release prior to the issuance of such press release. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the Transactions without prior consultation with the other parties, except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcements to the extent reasonably practicable; provided that the Company will not consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation (including in connection with any press release or public announcement relating to such Change of Recommendation); and provided, further, that the foregoing shall not restrict communications between Parent and the investors or potential investors of Parent or its Affiliates (but, for the avoidance of doubt, not to any Affiliate of Parent that is a portfolio company) in the ordinary course of business.

6.10. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending one year after the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Effective Time (each, a “Continuing Employee”), (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (ii) annual incentive opportunities (excluding (1) equity or equity-based compensation and retention and change in control awards and (2) any Company Plan that is not in compliance with applicable Law) that are no less than those provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time. Parent agrees that, during the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs, Parent shall provide, or shall cause to be provided, to each Continuing Employee, retirement, health and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time. Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2016, Parent shall provide, or shall cause to be provided, to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. For the avoidance of doubt, Parent’s obligations under this Section 6.10(a) are subject to such Continuing Employee remaining employed by the Company or its Subsidiaries.

(b) Parent shall undertake commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii)

give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan (including, without limitation, with respect to severance, vacation and other PTO entitlements), as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If the Effective Time occurs prior to the time when bonuses are paid with respect to the Company’s 2016 fiscal year, Parent agrees that the Company will be permitted to honor the terms of the Company’s annual cash incentive plans, as in effect on the date hereof, with respect to the determination and payment of annual cash bonuses thereunder.

(d) Nothing contained in this Agreement, including Section 6.1 and this Section 6.10, is intended to (i) be treated as an amendment of any particular Company Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the Transactions shall be paid by the party incurring such expense; except that expenses incurred in connection with the filing fee for Company Required Government Approvals, the Proxy Statement and printing and mailing the Proxy Statement and any reasonable out-of-pocket expenses incurred by the Company in connection with the performance of its obligations pursuant to Sections 6.3 (Proxy Filing; Information Supplied), 6.4 (Shareholders Meeting) and 6.5 (Filings; Other Actions; Notifications) (such fees and expenses collectively, the “Transaction Expenses”) shall be borne by the parties as follows:

(a) In the event the Merger is consummated, the Transaction Expenses shall be borne by Parent or the Surviving Corporation.

(b) In the event the Merger is not consummated, the Transaction Expenses shall be borne: (i) one-half (1/2) by Parent, on the one hand, and one-half (1/2) by the Company, on the other hand, if the Agreement is terminated by either party pursuant to Sections 8.1, 8.2(a), 8.2(b) or 8.2(d); (ii) by the Company, if the Agreement is terminated (x) by either party pursuant to Section 8.2(c), (y) by the Company pursuant to Section 8.3(a) or by (z) Parent pursuant to Section 8.4; or (iv) by Parent, if the Agreement is terminated by the Company pursuant to Section 8.3(b).

6.12. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and each of Parent and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless (including advancement of expenses as incurred) the present and former officers, directors and employees of the Company and its Subsidiaries who served at the Company’s or its Subsidiary’s request as a director, officer, member, trustee or fiduciary of any pension or other employee benefit plan (each, an “Indemnified Person”), in each case, as provided in the articles of incorporation or by-laws of the Company in effect on the date hereof, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding relating to, arising from or in connection with such Indemnified Person’s services as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Person at the request of the Company or its Subsidiaries at or prior to the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to maintain in effect the provisions in the Company’s articles of incorporation and by-laws that are in effect as of the date hereof (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) For not less than six (6) years from and after the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount (the maximum amount of the aggregate annual premium over such six (6) year term, the “Maximum Premium”). In lieu of the foregoing, at or prior to the Effective Time, the Company may (at its election), or at Parent’s request shall, obtain prepaid policies with respect to (i) the D&O Insurance and (ii) the Managing Liability Insurance (as defined in the Support Agreement entered into with the Apollo Class B Voting Stock Trust No. 1), which policies provide such directors and officers, the Apollo Class B Voting Stock Trust No. 1 and its trustees, as applicable, with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement, the Merger and the Transactions;

provided, that the Company shall not spend in excess of the Maximum Premium to obtain such prepaid policies. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(e) The rights of each Indemnified Person under this Section 6.12 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.13. Financing Cooperation. (a) The Company shall, and shall cause its Subsidiaries to, provide and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives, including its or their legal and accounting advisors, to provide, at the sole expense of Parent, all cooperation reasonably requested by Parent in connection with any debt financing or debt facilities to be obtained, arranged or committed to on or prior to the Closing Date that is to be made available to the Company from and after the Closing Date, if any (any such debt financing or debt facility, the “Debt Financing”), including using reasonable best efforts in respect of the following:

(i) assisting in preparation for and participation in marketing efforts, including participating at locations and times to be mutually agreed in a reasonable number of lender meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and ratings agencies and assisting Parent in obtaining ratings;

(ii) assisting Parent and the Debt Financing sources in the preparation of (A) bank information memorandum and similar marketing documents for the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda; and (B) materials for rating agency presentations;

(iii) as promptly as reasonably practicable furnishing Parent and the Debt Financing sources and their respective Representatives with all financial and other information regarding the Company or any of its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing, or as may be reasonably requested by Parent, to consummate the syndication of credit facilities contemplated by the Debt Financing;

(iv) using reasonable best efforts to provide financial information regarding the Company and its Subsidiaries to assist Parent in connection with the preparation of pro forma financial information and financial statements reasonably requested by Parent or required by the Debt Financing sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(v) executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates, customary legal opinions from local counsel or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries on a consolidated basis (without giving effect to the identity of Parent and Merger Sub)) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interest and (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);

(vi) assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to the Company and its Subsidiaries;

(vii) taking all reasonable actions necessary to (A) permit the Debt Financing sources to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing; and

(viii) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent or the Debt Financing sources;

provided, that, (i) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to (A) pay any commitment or other similar fee or make any other payment in connection with the Debt Financing prior to the Closing that is not simultaneously reimbursed by Parent or (B) take any action that will conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents; (ii) nothing herein shall require such cooperation to the extent it would, in the good faith determination of the Company, interfere unreasonably with the business or operations of the Company or its Subsidiaries; (iii)

neither the Company nor any of its Subsidiaries shall be required to commit to take any action in connection with the Debt Financing that is not contingent upon the Closing (including the entry into any agreement) other than the authorization letters referred to in clause (a)(ii) above; and (iv) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or managing members shall be required to take any action or provide any approval in respect of the Debt Financing prior to the Closing (other than those actions contemplated to be taken prior to the Closing pursuant to this Section 6.13). Nothing contained in this Section 6.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 6.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 6.13 and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries in connection with the Debt Financing), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives.

(b) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any contractual obligation of the Company and is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) Parent may reasonably request the cooperation of the Company and its Subsidiaries under this Section 6.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing to effect the Debt Financing. The Company shall (i) timely file all reports on Form 10-K, Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, and (ii) use reasonable best efforts to timely file all other Forms 8-K, in each case, required by the SEC in accordance with law.

(d) The Company shall provide to Parent (x) within forty-five (45) days of the end of each of the first three fiscal quarters of the fiscal year, quarterly unaudited financial statements, and (y) within ninety (90) days of the end of each fiscal year, audited financial statements for such fiscal year.

(e) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (A) reasonable assistance in the preparation of pro forma financial statements by Parent and (B) reasonable assistance and cooperation to Parent, including attending accounting due diligence sessions.

(f) Parent acknowledges and agrees that the obtaining of any Debt Financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Debt Financing, subject to the satisfaction or waiver of the conditions set forth in Article VII.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement.

6.14. Treatment of Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, use its and its Subsidiaries’ reasonable best efforts to provide all cooperation reasonably requested by Parent and Merger Sub in arranging for, at the Closing, the termination of the Credit Agreement and the Company Loan Agreements and in each case, the procurement of customary payoff letters in connection therewith, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of any Liens on the assets of the Company or its Subsidiaries arising in connection therewith; provided that in no event shall this Section 6.14 require the Company to cause the Credit Agreement or the Company Loan Agreements to be terminated unless (i) the Company or its Subsidiaries have received from Parent funds to pay in full the payoff amount for the Credit Agreement and the Company Loan Agreements and (ii) Parent has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders thereunder, to the extent applicable. The expense reimbursement and indemnity provisions set forth in 6.13(a) shall apply to this Section 6.14.

6.15. Approval of Sole Shareholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with Section 10-1103 of the ARS and in its capacity as sole shareholder of Merger Sub, a written consent approving the plan of merger contained in this Agreement.

6.16. Section 16 Matters. Prior to the Effective Time, the Company shall, subject to applicable Law, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Merger and the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of shareholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.18. University of Phoenix and Western International University Governance. After the Closing Date, the independent members of the board of trustees of the University of Phoenix, Inc. (“UOPX”) and the independent members of the board of trustees of Western International University, Inc. (“WIU”) shall continue to serve in such capacity. None of Parent, any Subsidiary or Affiliate of Parent or their respective directors, officers, employees or other agents, shall (i) cause the termination or resignation of, or otherwise involuntarily dismiss, any independent member of the board of trustees of UOPX or WIU or (ii) amend or modify in any material respect (A) the Master Services Agreement, dated as of March 22, 2013, by and between the Company and UOPX, and any statements of work related thereto or (B) the Master Services Agreement, dated as of September 1, 2014, by and between the Company and certain Subsidiaries of the Company, and any statements of work between the Company and WIU related thereto, in each case, as in effect as of the date of this Agreement for a period of six (6) months from the Closing Date.

6.19. Notification of Certain Matters; Shareholder Litigation.

(a) Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger and the Transactions to be unsatisfied at the Effective Time or (ii) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the Transactions (each, a “Transaction Claim”); provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) Upon the reasonable request of Parent and subject to Section 6.7, the Company shall provide copies to Parent of all proceedings and substantive or material correspondence relating to any Transaction Claim. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Claim, and shall give due consideration to Parent’s advice with respect to such Transaction Claim. Subject to Section 6.1(b)(xvi), the Company shall not settle any Transaction Claim unless the settlement contains a full and unconditional and irrevocable release of the Company, its Subsidiaries, Parent, Merger Sub and their respective Affiliates, and the Representatives of each of the foregoing from all liability arising out of any such Transaction Claim.

6.20. Certain Compliance Matters. To the extent any such business exists, the Company shall use reasonable best efforts to cause the cessation or disposition, by no later than the Effective Time, by the Company and its Subsidiaries of any Contract, transaction or other business, direct or indirect, with any OFAC Prohibited Party.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the Transactions is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote and shall have been duly approved by the sole shareholder of Merger Sub in accordance with applicable Law and the articles of incorporation and by-laws of each such corporation.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and the consents, authorizations, orders, registrations, permits and approvals listed on Section 7.1(b) of the Company Disclosure Letter, other than those consents, authorizations, orders, registrations, permits and approvals that are required to be made, obtained or given after the Effective Time, shall have been made, obtained or given and shall be in full force and effect.

(c) Educational Regulatory Matters.

(i) The Company shall have received written responses from the DOE to the Preacquisition Review Applications (each, a “DOE Preacquisition Response”) and each such DOE Preacquisition Response shall not: (i) include a statement of intention not to approve the post-Closing eligibility of UOPX to participate in Title IV programs or (ii) as a condition of the post-Closing approval of the eligibility of UOPX to participate in the Title IV programs, (A) require the Company or UOPX to post or maintain a letter of credit in excess of 10% of the Title IV Program funds received by UOPX in its prior fiscal year (with such DOE Preacquisition Response or other written communication from DOE not to indicate that composite score calculations for the succeeding fiscal years will result in material limitations that would impair the ability of the Surviving Corporation to operate UOPX in substantially the manner in which it is currently operated); or (B) include any material limitation that would reasonably be expected to impair, in a manner that would reasonably be expected to be materially adverse to the Surviving Corporation, the ability of the Surviving Corporation to operate UOPX in substantially the manner in which it is currently operated; provided that (x) any customary limitations imposed by the DOE in connection with its approval of change of control transactions as set forth in the standard form of PPPA, (y) any action or condition set forth in the list on Section 7.1(c)(i) of the Company Disclosure Letter and (z) any limitation that is not more restrictive in any material respect than those imposed in the document referenced in Section 7.1(c)(i) of the Company Disclosure Letter on UOPX’s ability to add new educational programs, to modify existing educational programs, to add new locations or branches or to increase student enrollments after the Closing shall not be considered a material limitation for purposes of this clause (B); and, provided further that Parent shall not be entitled to assert the condition set forth in the foregoing clause (ii)(A) or (B) (a “Burdensome Condition”) if the DOE has specifically identified any deficiencies with respect to the Parent Audited Financial Statements or cited any deficiency attributable to Parent or to any Affiliate of Parent as the sole basis for the Burdensome Condition.

(ii) UOPX shall not have derived more than 88% of its revenues from Title IV Program funds, as determined in accordance with the DOE’s “90/10 Rule” as codified at 34 C.F. R. § 600.5(a)(8) and § 668.28, for the reporting period ended on August 31, 2015 and otherwise as calculated under 34 C.F.R § 668.28 and consistent with UOPX’s past practices, and for the period (the “Stub Period”) beginning on September 1, 2015 and ended on the last day of the month prior to the month in which Closing occurs; provided that, with respect to the Stub Period, the calculation may be normalized as described in Section 7.1(c)(ii) of the Company Disclosure Letter.

(iii) All Pre-Closing Educational Consents shall have been made or received, as applicable, including approval of HLC, without any conditions that would materially impair the ability to operate the business of UOPX (“Consent Conditions”); provided, however, that for purposes of this clause, (A) in the case of U.S. Pre-Closing Educational Consents, the failure to make or obtain, as applicable, required consents other than that of HLC shall not be a condition to Closing unless such consents are (i) of a Governmental Entity, Accrediting Body or licensing body identified in Section 7.1(c)(iii) of the Company Disclosure Letter; and (B) in the case of non-U.S. Pre-Closing Educational consents, failure to make or obtain, as applicable, such required consents from all applicable agencies in countries other than the United Kingdom, Australia and Germany shall not be a condition to Closing.

(iv) Neither the Company nor UOPX shall have received any written response that any post-Closing Educational Consents will not be provided in a timely manner following the Closing or that such post-Closing Educational Consents will include any Consent Condition; provided, however the receipt of any such response shall not be a condition to Closing unless such response relates to a Governmental Entity that is identified in Section 7.1(c)(iv) of the Company Disclosure Letter.

(v) With respect to the consents identified on Section 7.1(c)(v) of the Company Disclosure Letter, the Company or UOPX (a) shall have made or obtained, as applicable, the Pre-Closing Educational Consents (without any Consent Conditions) or (b) shall not have received any written response that any post-Closing Educational Consents will not be provided in a timely manner following the Closing (or that such post-Closing Educational Consents will include any Consent Condition) such that the aggregate satisfied consents from Section 7.1(c)(v) of the Company Disclosure Letter pertain to not less than ten percent (10%) of the total enrollments of UOPX as of the date hereof.

(d) No Orders. No court, Educational Agency or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, ruling, decree, award, judgment or similar order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger or any of the Transactions.

(e) No Proceedings. There shall not be pending any Proceeding by any Educational Agency or other Governmental Entity that seeks to restrain, enjoin, make illegal or otherwise prohibit consummation of the Merger or any of the Transactions.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 5.1(a)(i) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(d) (Corporate Authority; Approval and Fairness), 5.1(q) (Takeover Statutes; Absence of Rights Plan) and 5.1(v) (Brokers and Finders) (such representations and warranties of the Company, the “Company Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case other than de minimis inaccuracies, and with respect to the representations and warranties set forth in Section 5.1(b), any failure to be so true and correct due to any share issuances permitted in writing by Parent under Section 6.1; (ii) the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “materiality” qualifications contained therein; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been nor be any Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Minimum Cash Balance. As of the Measurement Date set forth on Section 7.2(d) of the Company Disclosure Letter, the Company and its Subsidiaries shall have, on a consolidated basis, no less than the amount of cash, cash equivalents and marketable securities, calculated consistent with the Company’s and its Subsidiaries’ past practices, set forth on Section 7.2(d) of the Company Disclosure Letter.

(e) Other Conditions.

(i) As of the Measurement Date set forth on Section 7.2(e)(i) of the Company Disclosure Letter, UOPX’s New Degreed Enrollments, calculated consistent with UOPX’s past practices, shall not have declined by more than the corresponding amount set forth on Section 7.2(e)(i) of the Company Disclosure Letter;

(ii) As of the Measurement Date set forth on Section 7.2(e)(ii) of the Company Disclosure Letter, UOPX revenues, calculated consistent with UOPX’s past practices, shall not have declined by more than the corresponding amount set forth on Section 7.2(e)(ii) of the Company Disclosure Letter; and

(iii) As of the Measurement Date set forth on Section 7.2(e)(iii) of the Company Disclosure Letter, the Company’s and its Subsidiaries’ Adjusted EBITDA (as defined in Section 7.2(e)(iii) of the Company Disclosure Letter), on a consolidated basis and calculated consistent with past practice, shall not be lower by more than the corresponding amount set forth on Section 7.2(e)(iii) of the Company Disclosure Letter.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 5.2(a)(i) (Organization, Good Standing and Qualification), 5.2(b) (Corporate Authority) and 5.2(i) (Brokers and Finders) (such representations and warranties of Parent and Merger Sub, the “Parent Fundamental Representations”) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “materiality” qualifications contained therein; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger and the Transactions by Parent and Merger Sub; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by 5:00 p.m. (Eastern time) on February 1, 2017, whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition to the consummation of the Merger and the Transactions;

(b) the conditions to the consummation of the Merger and the Transactions set forth in Section 7.1(c)(i) shall not have been satisfied and such failure to satisfy the conditions set forth in Section 7.1(c)(i) shall not be curable prior to the Termination Date; provided that if Parent does not exercise its right to terminate this Agreement pursuant to this Section 8.2(b) within forty-five (45) days of the Company’s receipt of the first DOE Preacquisition Response that does not satisfy Section 7.1(c)(i), Parent shall be deemed to have waived all conditions set forth in Section 7.1(c)(i) and the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to Parent;

(c) the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the Transactions shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)).

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board or any committee thereof authorizes the Company, subject to the Company’s compliance with the terms of this Agreement (including Section 6.2(e)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company pays to Parent in immediately available funds any fees required to be paid pursuant to and in accordance with Section 8.5 (it being understood that any purported termination of this Agreement pursuant to this Section 8.3(a) shall be null and void if the Company shall have not paid the Termination Fee and any other amounts required to be paid pursuant to and in accordance with Section 8.5 prior to or substantially concurrently with such termination); or

(b) if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach, failure to perform or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the Company Board shall have made a Change of Recommendation;

(b) there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach, failure to perform or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date; or

(c) subsequent to the date hereof, any U.S. federal Educational Agency or Governmental Entity shall have notified the Company or UOPX in writing that it shall take any action with respect to items 13, 14 or 15 of Section 5.1(k) of the Company Disclosure Letter as to whether UOPX failed to comply with the prohibitions in the HEA or UOPX’s PPA on the payment of any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or the award of financial aid to any Persons responsible for or engaged in any student recruiting or admissions activity or the award of Title IV Program funds if such finding of a violation would be reasonably likely to result in liability on the Company or UOPX of more than $500,000,000.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger and the Transactions pursuant to this Article VIII, this Agreement shall become null and void and of no effect with no Liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.11 (Expenses) and 8.5 (Effect of Termination and Abandonment), the last sentence of Section 6.13(a) (Financing Cooperation), the last sentence of Section 6.l4 (Treatment of Company Indebtedness) and the Confidentiality Agreement shall survive the termination of this Agreement, in each case in accordance with its terms and conditions (and for the avoidance of doubt, no such termination shall relieve the Company of its obligation to pay the Termination Fee if, as and when required pursuant to Section 8.5(b) and (ii) no such termination shall relieve any party hereto of any Liability to the other party hereto resulting from any knowing and intentional breach of this Agreement or fraud. As used in this Agreement, the phrase “knowing and intentional” means, with respect to any act or omission, the taking of a deliberate act, or omission, which act constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

(b) In the event either party terminates this Agreement pursuant to Section 8.2(c) (No Shareholder Approval), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred, paid or payable by or on behalf of Parent or any of its Affiliates in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement, the Merger or the Transactions (the “Parent Expenses”); provided, that in no event shall the Company have any obligation to pay Parent Expenses in excess of $12,500,000; provided, further, that the payment by the Company of the Parent Expenses pursuant to this Section 8.5(b) shall not relieve the Company of any obligation to pay the Termination Fee, except to the extent indicated in the proviso to Section 8.5(c).

(c) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(c) (No Shareholder Approval) or by Parent pursuant to Section 8.4(b) (Breach by the Company), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (Change of Recommendation) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Superior Proposal), then the Company shall pay a termination fee of 2.75% of the aggregate amount payable pursuant to Section 4.1(a) (the “Termination Fee”); provided, that any Parent Expenses paid by the Company to Parent pursuant to Section 8.5(b) shall be credited against, and shall thereby reduce, the amount of the Termination Fee that otherwise would be required to be paid by the Company to Parent pursuant to clause (i) of this Section 8.5(c).

(d) The Company shall pay any Termination Fee as required pursuant to Section 8.5(c) by wire transfer of immediately available cash funds to an account specified by Parent, and such payment shall be made promptly, but in no event later than:

(i) within five (5) business days after the earlier to occur of entry into an Alternative Acquisition Agreement and consummation of an Acquisition Proposal with respect to the events described in clause (i) of Section 8.5(c) if, and only if, within twelve (12) months of such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”);

(ii) two (2) days after the date of such termination with respect to the events described in clause (ii) of Section 8.5(c); and

(iii) substantially concurrently with the termination with respect to the events described in clause (iii) of Section 8.5(c).

(e) In the event Parent terminates this Agreement pursuant to Section 8.4(c), Parent shall pay or cause to be paid to the Company a reverse termination fee of $25,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available cash funds to an account specified by the Company, and such payment shall be made substantially concurrently with any such termination. Except with respect to liability or damage resulting from a willful and material breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, if this Agreement is terminated in accordance with Section 8.4(c) and the Reverse Termination Fee is paid by Buyer to the Company pursuant to this Section 8.5(e), the payment of the Reverse Termination Fee shall be the Company’s sole and exclusive remedy against Parent or Merger Sub for any liability or damage relating to or arising out of this Agreement, the Merger or the Transactions.

(f) The Company acknowledges that the agreements contained in Sections 8.5(b), 8.5(c) and 8.5(d) are an integral part of the Merger and the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 8.5(b), 8.5(c) and 8.5(d) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fees set forth in Sections 8.5(b), 8.5(c) and 8.5(d) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. In no event shall the Company be required to reimburse the Parent Expenses or pay the Termination Fee on more than one occasion each, and in no event shall the aggregate payments pursuant to Sections 8.5(b), 8.5(c) and 8.5(d) exceed the amount of the Termination Fee. Notwithstanding anything to the contrary in this Agreement, reimbursement of the Parent Expenses or payment of the Termination Fee shall each constitute liquidated damages.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits), 6.11 (Expenses), 6.12 (Director and Officer Liability) and 6.18 (University of Phoenix and Western International University Governance) shall survive the consummation of the Merger and the Transactions in accordance with their respective terms. Except as set forth in this Section 9.1 and Section 8.5(a), all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and the Transactions or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws and Section 9.8, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties; provided, that, after the Requisite Company Vote has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under applicable Law without such approval having first been obtained.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws provided, however, that any such waiver shall only be effective if made in writing. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS (INCLUDING ANY PROCEEDING RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the Transactions were not consummated and the Company’s shareholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ANY DEBT COMMITMENT LETTER, ALL PROCEEDINGS AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO ANY DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. Notwithstanding anything herein to the contrary, each party hereto agrees that it will not bring or support any Proceeding or cause of Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing sources and their respective Representatives or Affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

If to Parent or Merger Sub:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	John M. Scott and Brian Finnegan
Fax:	(212) 429-0574; (212) 492-0079
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com

If to the Company:

277 W. Monroe St.
Suite 3600
Chicago, IL 60606
Attention:	Sean B.W. Martin
Email:	Sean.Martin@apollo.edu

with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila and Melissa Sawyer
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com; sawyerm@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, the Parent Affiliate Side Letter, the Equity Commitment Letters and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.12 (Director and Officer Liability), (ii) for the right of holders of Shares as of the Effective Time, after the Effective Time, to receive the aggregate consideration payable pursuant to Article IV of this Agreement and (iii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.13 (Financing Cooperation) and Section 6.14 (Treatment of Company Indebtedness), which rights set forth in clauses (i), (ii) and (iii) of this Section 9.8 are hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein; provided that the Debt Financing sources shall be intended third-party beneficiaries of Sections 8.5 (Effect of Termination and Abandonment), 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), 9.14 (Assignment), 9.17 (Non-Recourse to Debt Financing Sources) and this Section 9.8 (it being understood that, notwithstanding anything to the contrary in Section 9.2, if a Debt Financing is obtained prior to the Closing Date, the foregoing provisions may not be amended in a manner adverse to the Debt Financing sources in any material respect without their prior written consent). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive. Any reference to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that (a) Parent may designate, by written notice to (but without the consent of) the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Merger or the Transactions or otherwise materially impede the rights of the shareholders of the Company under this Agreement, (b) Parent may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, that any such assignment shall not relieve Parent of its liabilities and obligations hereunder and (c) Parent may assign any or all of its rights and obligations to any Debt Financing source as collateral in connection with a Debt Financing and any such Debt Financing source may exercise all of the rights and remedies of Parent hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under any definitive agreements with respect to the Debt Financing, in each case, without prior written consent of the Company. Any purported assignment in violation of this Agreement is void.

9.15. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the

Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

9.16. No Personal Liability. Without limiting the rights of the Company or its Affiliates under, and to the extent provided in, this Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of the Company and its Affiliates, any of Parent, its Affiliates or their respective members, shareholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns through Parent or otherwise (the “Parent Parties”), whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of Parent and Merger Sub or their Affiliates under, and to the extent provided in, this Agreement or the Support Agreements, Parent and Merger Sub acknowledge and agree that they have no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of Parent and Merger Sub and their Affiliates, any of the Company or its Affiliates or their respective shareholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns (the “Company Parties”), through the Company or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either the Company or any other Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

9.17. Non-Recourse to Debt Financing Sources. Notwithstanding anything to the contrary herein, each party hereto agrees, on behalf of itself and its respective Affiliates, that none of the Debt Financing sources shall have any liability or obligation to the Company or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including any Debt Financing).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
	Name:	Gregory W. Cappelli
	Title:	Chief Executive Officer

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ANNEX A

DEFINED TERMS

Terms	Section

ACC	1.2
Accrediting Body	5.2(k)(x)
Acquisition Proposal	6.2(d)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(vi)
Anti-Corruption Laws	5.1(l)(i)
Applicable Date	5.1(f)(i)
ARS	1.1
Bankruptcy and Equity Exception	5.1(d)(i)
Barclays	5.1(d)(ii)
Book-Entry Share	4.1(a)
Burdensome Condition	7.1(c)(i)
business day	1.2
By-Laws	2.2
Capitalization Date	5.1(b)(i)
Certificate	4.1(a)
Change of Recommendation	6.2(e)(v)
Charter	2.1
Class A Shares	4.1(a)
Class B Shares	4.1(a)
Class B Vote	5.1(d)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Board	4.3(e)
Company Compensation Committee	4.3(e)
Company Disclosure Letter	5.1
Company DSU	4.3(d)
Company Equity Awards	4.3(f)
Company Fundamental Representations	7.2(a)
Company Joint Venture Agreement	5.1(c)
Company Joint Venture Entity	5.1(c)
Company Joint Venture Securities	5.1(c)
Company Loan Agreements	5.2(e)
Company Option	4.3(a)
Company Parties	9.16
Company Plan	5.1(i)(i)
Company PSU	4.3(c)
Company Recommendation	5.1(d)(ii)

Company Registered IP	5.1(t)(i)
Company Reports	5.1(f)(i)
Company Required Government Approvals	5.1(e)(iii)
Company RSU	4.3(b)
Company School	5.2(k)(x)
Company Software	5.1(t)(vi)
Compliance Date	5.1(x)(ii)
Conditions Satisfaction Date	1.2
Confidentiality Agreement	6.7
Consent Conditions	7.1(c)(iii)
Constituent Corporations	Preamble
Continuing Employee	6.10(a)
Contract	5.1(m)(i)
Credit Agreement	5.2(e)
Credit Suisse	5.1(v)
Data Protection Programs	5.1(y)
D&O Insurance	6.12(c)
Debt Financing	6.13(a)
DOE	5.2(k)(x)
DOE Preacquisition Response	7.1(c)(i)
DTC	4.2(b)(iv)
DTC Payment	4.2(b)(iv)
ECAR	5.2(k)(x)
Educational Agency	5.2(k)(x)
Educational Approvals	5.2(k)(x)
Educational Consent	5.2(k)(x)
Effective Time	1.3
Encumbrance	5.1(o)(iii)
Environmental Law	5.1(r)
Equity Commitment Letters	Recitals
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(v)
ERISA Plan	5.1(i)(ii)
ESPP	4.3(e)
Evercore	5.1(d)(ii)
Exchange Act	5.1
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Filed Contracts	5.1(m)(i)
Final Offering	4.3(e)
FLSA	5.1(j)(iii)
GAAP	5.1(a)(iii)(I)
Government Antitrust Entity	6.5(d)(ii)
Governmental Entity	5.1(e)(i)
Hazardous Substance	5.1(r)
HEA	5.2(k)(x)

HLC	5.2(k)(x)
HSR Act	5.1(e)(i)
Indemnified Person	6.12(a)
Intellectual Property	5.1(t)
Interested Party Transaction	5.1(n)
knowledge (of the Company)	5.1(h)(iii)
knowledge (of Parent)	5.2(d)
Laws	5.1(k)(i)
Lease	5.1(o)(ii)
Leased Real Property	5.1(o)(ii)
Liability	5.1(a)
Licenses	5.1(k)(ii)
Lien	5.1(b)(ii)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(m)(i)
Maximum Premium	6.12(c)
Merger	Recitals
Merger Sub	Preamble
Military Department	5.2(k)(x)
Military Service	5.2(k)(x)
Multiemployer Plan	5.1(i)(i)
Non-U.S. Company Plans	5.1(i)(iii)
Notice Period	6.2(e)
OFAC	5.1(l)(ii)
OFAC Prohibited Party	5.1(l)(ii)
Order	7.1(d)
Owned Intellectual Property	5.1(t)
Owned Real Property	5.1(o)(i)
Parent	Preamble
Parent Affiliate Side Letter	Recitals
Parent Audited Financial Statements	5.2(k)(ii)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(b)
Parent Fundamental Representations	7.3(a)
Parent Party	9.16
Paying Agent	4.2(a)
Permitted Lien	5.1(p)
Person	4.2(d)
Personal Information	5.1(y)
Per Share Merger Consideration	4.1(a)
PPA	5.2(k)(x)
PPPA	5.2(k)(x)
Preacquisition Review Application	5.2(k)(x)
Pre-Closing Educational Consents	5.1(e)(iii)
Preferred Shares	5.1(b)(i)
Private Educational Loan	5.2(k)(x)

Proceeding	5.1(a)(iii)(H)
Proxy Statement	5.1(e)(i)
Release	5.1(r)
Representatives	6.2(a)
Requisite Class A Vote	5.1(d)(i)
Requisite Company Vote	5.1(d)(i)
Reverse Termination Fee	8.5(e)
Sanctions Laws	5.1(l)(ii)
Sarbanes-Oxley Act	5.1(f)(i)
SEC	5.1
Securities Act	5.1
Share, Shares	4.1(a)
Shareholder Agreement	Recitals
Shareholders Meeting	6.4
State Educational Agency	5.2(k)(x)
Statement of Merger	1.3
Stock Plan	4.3(a)
Stub Period	7.1(c)(ii)
Student Financial Assistance	5.2(k)(x)
Subsidiary	5.1(a)
Substantial Control	5.2(k)(x)
Superior Proposal	6.2(d)
Superior Proposal Notice	6.2(e)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Statute	5.1(q)
Tax, Taxes	5.1(s)
Taxing Authority	5.1(s)
Tax Return	5.1(s)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Title IV	5.2(k)(x)
Title IV Company School	5.2(k)(x)
Title IV Program	5.2(k)(x)
TPPPA	5.2(k)(x)
Transactions	5.1(a)(iii)(G)
Transaction Claim	6.19(a)
Transaction Expenses	6.11
Union	5.1(j)(i)
University of Phoenix Shares	5.1(b)(i)
UOPX	6.18
WIU	6.18

Exhibit A

Form of Charter of the Surviving Corporation

Exhibit A-1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

APOLLO EDUCATION GROUP, INC.

(An Arizona corporation)

ARTICLE I

The name of the Corporation is Apollo Education Group, Inc. (the “Corporation”).

ARTICLE II

The name and street address of the Corporation’s statutory agent in the State of Arizona is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021. The street address of the known place of business of the Corporation is 4025 South Riverpoint Parkway, MS CF-KX01, Phoenix, Arizona 85040.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 1 of Title 10, Arizona Revised Statutes as it now exists or may hereafter be amended and/or supplemented from time to time (the “ARS”). The character of the business that the Corporation conducts in the State of Arizona includes that of holding stock or other ownership interests of corporations or other entities.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is one hundred (100) shares of capital stock (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the shareholders and shall have one vote for each share held by such holder of record, provided, that with respect to elections of directors, each holder of record of Common Stock shall be entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.

ARTICLE V

From time to time, any of the provisions of these Second Amended and Restated Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the ARS or other statutes or laws of the State of Arizona at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Second Amended and Restated Articles of Incorporation are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the ARS or other statutes or laws of the State of Arizona, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the shareholders (except to the extent provided in ARS § 10-1020(A)(2)), but the shareholders may make, alter, amend or repeal the Bylaws whether adopted by the shareholders or otherwise.

Exhibit A-2

ARTICLE VII

To the fullest extent permitted by applicable law, a director or former director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. This provision shall not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law. If the ARS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the ARS, as so amended.

To the fullest extent permitted by law, the Corporation may indemnify a director or former director for any liability (as defined in ARS Section 10-850) to any person for any action taken, or any failure to take any action, except liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law.

The Corporation may advance expenses with respect to any liability for which it may so indemnify, on such terms and conditions as may be determined by the Corporation. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of ARS Sections 10-850 to 10-858 and, to the extent permitted by applicable law, shall apply whether or not the Corporation would have power to indemnify or advance expenses to the individual against the same liability under the provisions of ARS Sections 10-850 to 10-858 in the absence of the above authority. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of any contract or Corporation bylaw dealing with indemnification or advancement of expenses, provided, however, that any contract or bylaw purporting to make indemnification or advancement of expenses mandatory shall not apply to the indemnification authority pursuant to this ARTICLE VII, which shall remain discretionary. Any determination to indemnify or advance expenses pursuant to this ARTICLE VII shall be made by the Board by a majority vote. In addition, any determination to indemnify or advance expenses pursuant to this ARTICLE VII may be made by any other authorizing method permitted by law.

ARTICLE VIII

Meetings of shareholders may be held within or without the State of Arizona, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding Common Stock entitled to vote thereon, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the ARS) within or without the State of Arizona at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the shareholders of the Corporation, or at any special meeting of the shareholders of the Corporation called for such purpose, will, insofar as permitted by applicable law (and subject, if applicable, to ARS § 10-863), be as valid and as binding as though ratified by every shareholder of the Corporation; provided, however, that any failure of the shareholders to approve or

Exhibit A-3

ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or shareholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo, to the fullest extent permitted by applicable law, as the case may be, or its affiliates and (y) the Corporation, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim, that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Manager Person in writing, solely in his or her capacity as an officer or director of the Corporation, shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX.

This ARTICLE IX may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this ARTICLE IX and any other Article or provision of these Second Amended and Restated Articles of Incorporation, this ARTICLE IX shall prevail under all circumstances.

Exhibit A-4

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director, officer, employee, agent or shareholder of the Corporation arising pursuant to any provision of the ARS or the Bylaws or these Second Amended and Restated Articles of Incorporation (in each case, as they may be amended from time to time) or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Arizona (or, if no state court located within the State of Arizona has jurisdiction, the federal district court for the District of Arizona), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Arizona (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Arizona in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (i) deemed to have notice of and consented to the provisions of this ARTICLE X and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this ARTICLE X.

ARTICLE XI

To the fullest extent permitted by ARS §10-2743(B)(2), the Corporation elects not to be governed by Article 3 of Chapter 23 of Title 10 (ARS §§ 10-2741 through 10-2743) of the ARS.

Exhibit A-5

Exhibit B

Form of Bylaws of the Surviving Corporation

Exhibit B-1

SECOND AMENDED & RESTATED BYLAWS

OF

APOLLO EDUCATION GROUP, INC.

(Adopted [ ● ], 2016)

ARTICLE I

Offices

Section 1. Known Place of Business; Statutory Agent. The name and address of the statutory agent of Apollo Education Group, Inc. (the “Corporation”) in the State of Arizona shall be as set forth in the Second Amended and Restated Articles of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Articles of Incorporation”). The known place of business of the Corporation in the State of Arizona shall be as set forth in the Articles of Incorporation. The Corporation’s known place of business and its statutory agent in the State of Arizona may be changed from time to time by or under the authority of the board of directors of the Corporation (the “Board of Directors”) in the manner provided in the Arizona Revised Statutes (the “ARS”).

Section 2. Other Offices. The Corporation may have a principal or other office or offices at such other place or places, either within or without the State of Arizona, as the Board of Directors may from time to time determine or as shall be necessary or appropriate for the conduct of the business of the Corporation.

ARTICLE II

Shareholders

Section 1. Place of Meetings. All meetings of shareholders shall be held at the principal office of the Corporation or at such other place, if any, within or without the State of Arizona, or by means of remote communication, as may be designated by the Board of Directors and stated in the notice of the meeting.

Section 2. Annual Meetings. An annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such day and at such hour, as shall be fixed by the Board of Directors and designated in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and may transact such other corporate business as may properly be brought before the meeting.

Section 3. Special Meetings. A special meeting of the shareholders (or of any class thereof) for any purpose or purposes may be called at any time by the Chairman of the Board, if any, the President or by order of the Board of Directors and shall be called by the President or the Secretary upon the written request therefor delivered to the President or Secretary signed by shareholders holding of record more than 50% of the outstanding shares of the Corporation entitled to vote at such meeting. Such written request shall state the purpose or purposes for which such meeting is to be called and the call therefor shall be issued within sixty (60) days after the receipt of said request. Business transacted at all special meetings shall be confined to the objects specifically stated in the call therefor.

Exhibit B-2

Section 4. Notice of Meetings. Except as otherwise expressly required by law, written notice of each meeting of shareholders, whether annual or special, shall be given at least ten (10) and not more than sixty (60) days before the date on which the meeting is to be held to each shareholder of record entitled to vote thereat by delivering a notice thereof to such shareholder personally or by mailing such notice in a postage prepaid envelope directed to such shareholder at such shareholder’s address as it appears on the share ledger of the Corporation, unless such shareholder shall have filed with the Secretary of the Corporation a written request that notices intended for such shareholder be directed to another address, in which case such notice shall be directed to such shareholder at the address designated in such request. Notices of each meeting of shareholders, whether annual or special, shall set forth the date, time, place, if any, the means of remote communications, if any, by which shareholders or proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the shareholders entitled to vote at such meeting (if such date is different from the record date for shareholders entitled to notice of the meeting). Notices of each special meeting of shareholders shall also set forth the purpose or purposes for which the meeting is called. “Notice” includes notice given by facsimile or other form of wire or wireless communication if permitted by applicable law and if given in compliance therewith. If electronically transmitted by means of facsimile or other form of wire or wireless communication, including electronic mail, then notice is deemed given when transmitted and directed to a facsimile number or electronic mail address, as the case may be, at which the shareholder has consented to receive notice. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder in the manner set forth herein. An affidavit of the Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 5. List of Shareholders. The Secretary or any Assistant Secretary of the Corporation shall produce, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, a complete list of the shareholders entitled to vote thereat (provided, however, if the record date for determining the shareholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the shareholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of such shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting for a period beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, either at the principal place of business of the Corporation during ordinary business hours, the office of the Corporation’s transfer agent if specified in the meeting notice or at another place identified in the meeting notice in the city where the meeting will be held. If the meeting is to be held at a place, such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network (provided that the information required to access such list shall be provided with the notice of the meeting). Except as otherwise provided by law, the original or duplicate share ledger shall be the only evidence as to the shareholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 6. Quorum; Adjournment of Meetings. Except as otherwise provided by law, the Articles of Incorporation or these Second Amended & Restated Bylaws of the Corporation (“Bylaws”), the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business at all meetings of the shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If less than a quorum shall be present or represented at the time for which the meeting shall have been called, the shareholders so present in person or by proxy at

Exhibit B-3

such meeting may, by a majority in voting power thereof, adjourn the meeting from time to time without any notice or call other than by an announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend. Any meeting or adjournment thereof at which a quorum is present may also be adjourned in like manner without notice or call or upon such notice or call as may be determined by vote of the holders of a majority in voting power voting thereon. If, however, the adjournment is for more than one-hundred twenty (120) days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 7. Voting. Except as otherwise provided in the Articles of Incorporation, at every meeting of shareholders, each holder of record of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be entitled to one (1) vote in person or by proxy for each such share having voting power upon the matter in question held by such shareholder, provided, that with respect to elections of directors, each holder of record of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no proxy shall be voted after twelve (12) months from its date (unless a longer duration is permitted by the ARS and the shareholder designates a longer duration). A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the share itself or an interest in the Corporation generally. Shares of the Corporation belonging to the Corporation directly or indirectly shall not be voted directly or indirectly; provided, however, that the foregoing shall not limit the right of the Corporation to vote any shares of the Corporation held by it in a fiduciary capacity (and to count such shares for purposes of determining a quorum). Except as otherwise required by the laws of the State of Arizona or the Articles of Incorporation, and except for the election of directors, at all meetings of the shareholders, a quorum being present, all matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote thereon which are present in person or by proxy. On any vote by ballot, each ballot shall be signed by the shareholder voting, or in such shareholder’s name by such shareholder’s proxy, if there be such a proxy, and shall state the number of shares voted by such shareholder and the number of votes to which each share is entitled.

Section 8. Organization of Meeting. The Chairman of the Board, if any, shall preside at all meetings of shareholders, or in his or her absence, the Vice Chairman of the Board, if any, shall preside, or in his or her absence, the President of the Corporation shall preside. If neither the Chairman of the Board, the Vice Chairman of the Board or the President is present at the meeting, the holders of a majority of the shares present at the meeting and entitled to vote, in person or by proxy, shall select a person to preside at the meeting. Subject to the requirements of any applicable law or the rules and regulations of any national securities exchange, national securities association or interdealer quotation system upon which the Corporation’s securities may be listed, the person presiding at a meeting of shareholders shall determine the order of business and the procedure at the meeting, including, without limitation, the regulation of the manner of voting and the conduct of any discussion, as he or she believes

Exhibit B-4

to be in order. The Secretary of the Corporation shall act as secretary of all meetings of shareholders, or in his or her absence, any Assistant Secretary of the Corporation who is present shall act as secretary of the meeting, or if no Assistant Secretary shall be present, the person presiding at such meeting shall appoint a secretary for that particular meeting.

Section 9. Action Without a Meeting. Unless otherwise restricted by the Articles of Incorporation, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding shares entitled to vote thereon and shall be delivered to the Corporation in accordance with applicable law. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by shareholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of shareholders, that consent had been given in accordance with the provisions of Section 10-704 of the ARS. Without limiting the manner by which consent may be given, written consent may be given by means of electronic transmission to the fullest extent permissible under the ARS.

Section 10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Articles of Incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of shareholders, or by the written consent of shareholders in lieu of a meeting.

ARTICLE III

Board of Directors

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the ARS or the Articles of Incorporation.

Section 2. Number of Directors; Term of Office. The Board of Directors shall consist of one (1) member but may be increased or decreased as hereinafter provided. Each director shall hold office until the annual meeting of the shareholders next following his or her election and until his or her successor shall have been elected and shall qualify, or until his or her death, resignation or removal from office or a decrease in the number of directors. At any time or from time to time at a special meeting called for that purpose, the Board of Directors, by the vote of a majority of the entire Board, may increase the number of directors of the Corporation, or may decrease the number of directors of the Corporation; provided, however, that in no event shall the number of directors of the Corporation be less than one (1). Directors shall be elected at the annual meeting of shareholders. Directors need not be shareholders or residents of the State of Arizona.

Section 3. Quorum; Manner of Acting; Telephonic Participation. Unless otherwise provided by law, the presence of a majority of the entire Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, the directors present shall adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the directors, a quorum being present, all matters shall be decided by the affirmative vote of a majority of the directors present, except as otherwise required by the laws of the State of Arizona or the Articles of Incorporation. All or any one or more directors may participate in

Exhibit B-5

a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to such communications equipment shall constitute presence in person at such meeting. The minutes of any meeting of the Board of Directors or of any committee thereof held by telephone shall be prepared in the same manner as a meeting of the Board of Directors or of such committee held in person.

Section 4. Place of Meetings. The Board of Directors may hold its meetings at such place or places, within or without the State of Arizona, as the Board of Directors may from time to time determine.

Section 5. Annual Meeting. As promptly as practicable after each annual meeting of the shareholders for the election of directors, the Board of Directors shall meet for the purpose of the appointment of officers and the transaction of such other business as may properly come before the meeting. Notice of such meeting need not be given if held immediately after the annual meeting of shareholders. Such meeting may be held at any other time or place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a waiver of notice thereof signed by all the directors.

Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Arizona, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 7. Special Meetings and Notice Thereof. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or by a majority of the directors. Notice of the time, date and place of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least four (4) days before the date on which the meeting is to be held, or shall be given to him or her by telegraph, teletype, facsimile or other form of wire or wireless communication, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Such notice shall state the time and place of the meeting, but need not state the purposes thereof. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the director or directors entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto for purposes of this Section 7. If mailed, such notice shall be deemed to be delivered at the earliest of (i) when received, (ii) five (5) days after its deposit in the United States mail as evidenced by the postmark, if mailed postpaid and correctly addressed or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of the addressee. If sent by any other means (including facsimile, courier, electronic mail or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address, electronic address or facsimile number of the director. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Arizona, as the place for holding any special meeting of the Board of Directors called by them.

Section 8. Removal. Except as otherwise provided by the Articles of Incorporation or applicable law, the entire Board of Directors or any individual director may be removed from office with or without cause by the holders of a majority in voting power of the outstanding shares entitled to

Exhibit B-6

vote at an election of directors. In case the Board of Directors or any one or more directors be so removed, one or more individuals may be appointed at the same meeting at which such director or directors have been so removed to fill the vacancy or vacancies created thereby, to serve for the remainder of the terms, respectively, of the director or directors so removed.

Section 9. Resignation. Any director of the Corporation may resign at any time by giving written notice thereof to the Board of Directors, the Chairman of the Board, if any, or the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Vacancies on Board of Directors. If any vacancy occurs in the Board of Directors caused by the death, resignation, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may fill the vacancy or newly created directorship, as the case may be, or such vacancy or newly created directorship may be filled at an annual meeting or at a special meeting of the shareholders called for that purpose. Each director so elected shall hold office until the next meeting of shareholders at which directors are elected and until his or her successor shall be elected and shall be qualified or until his or her death, resignation or removal from office.

Section 11 Waiver of Notice and Consent. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though such meeting had been duly held after a regular call and notice, if a quorum be present and if, before or after the meeting, each of the directors not present signs or electronically transmits a written waiver of notice of such meeting whether before or after the date stated therein. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of directors or members of a committee of directors need be specified in any written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 12. Committees. The Board of Directors may, by resolution of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution or in these Bylaws, shall have and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation, as the Board of Directors may by resolution determine and specify in the respective resolutions appointing them, subject to such restrictions as may be contained in the Articles of Incorporation or the laws of the State of Arizona. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. A majority of all the members of any such committee may, subject to ARS § 10-825(C), fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Arizona, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. The Board of Directors shall have the power to change the membership of any such committee at any time, to fill vacancies thereon and to discharge any such committee, either with or without cause, at any time. Each member of any such committee shall be paid such fee, if any, as shall be fixed by the Board of Directors for each meeting of such committee which he or she shall attend and for his or her expenses, if any, of attendance at each regular or special meeting of such committee as shall be determined by the Board of Directors.

Section 13. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all

Exhibit B-7

members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors, or committee.

Section 14. Fees and Compensation. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board of Directors may, if it so desires, authorize members of the Board of Directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the Board of Directors. Such compensation may, in the Board of Directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the Board of Directors. Directors who are officers or employees of the Corporation may receive, if the Board of Directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Officers

Section 1. Officers. The principal officers of the Corporation shall be chosen by the Board of Directors and may include a President, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose such other officers, including, without limitation, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer and one or more Senior or Executive Vice Presidents, as may be appointed in accordance with the provisions of these Bylaws. One person may hold the offices and perform the duties of any two or more of said officers.

Section 2. Election or Appointment and Term of Office. The principal officers of the Corporation shall be appointed annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor shall have been duly chosen and shall qualify, or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV, the Corporation may have one or more Assistant Treasurers, one or more Assistant Secretaries and such other officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the President, the Chief Executive Officer, if any, or the Board of Directors may from time to time designate. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4. Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose at which a quorum is present, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Exhibit B-8

Section 6. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for appointment to such office for such term.

Section 7. Powers and Duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the Board of Directors and as may be delegated by the President or the Chief Executive Officer, if any, without limiting the foregoing:

(a) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

(b) Vice Chairman of the Board. The Vice Chairman of the Board shall be the assistant to the Chairman of the Board of Directors and shall assume the Chairman’s responsibilities in the event of his or her absence or disability or as directed by the Chairman of the Board.

(c) President; Chief Executive Officer. Unless a separate Chief Executive Officer is appointed, the President shall serve as the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general and active control of the affairs and business of the Corporation and general supervision of its officers, officials, employees and agents. In the absence of a Chairman of the Board or Vice Chairman of the Board, he or she shall preside at all meetings of the shareholders, at all meetings of the Board of Directors and any committee thereof of which he or she is a member, unless the Board of Directors or such committee shall have chosen another chairman. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect, and in addition he or she shall have all the powers and perform all the duties generally pertaining to the office of the Chief Executive Officer of a corporation. If a separate Chief Executive Officer is appointed, the President shall have and perform such duties as otherwise generally pertain to such office and as may be assigned to him or her by the Board of Directors. Subject to the control and direction of the Board of Directors, the President may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.

(d) Executive Vice President. The Executive Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(e) Senior Vice President. The Senior Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President and the Executive Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(f) Vice President. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, the Executive Vice Presidents and the Senior Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(g) Treasurer. The principal financial officer of the Corporation shall be the Treasurer of the Corporation unless the Board of Directors has designated another officer to serve as

Exhibit B-9

principal financial officer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected by the Board of Directors. He or she shall exhibit at all reasonable times his or her books of account and records to any of the directors of the Corporation during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors or any committee thereof, he or she shall render a statement of the condition of the finances of the Corporation at any meeting of the Board of Directors or any committee thereof or at the annual meeting of shareholders; he or she shall receive, and give receipt for, monies due and payable to the Corporation from any source whatsoever; and, in general, he or she shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his or her duties as the Board of Directors may require.

(h) Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors or any committee thereof and of the shareholders and keep the minutes thereof in a book or books to be provided for that purpose. He or she shall see that all notices required to be given by the Corporation are duly given and served; he or she shall have charge of the share records of the Corporation; he or she shall see that all reports, statements and other documents required by law are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors

Section 8. Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or a committee thereof appointed for such purpose, and the salaries of any other officers may be fixed by the Chief Executive Officer.

ARTICLE V

Shares

Section 1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its shares shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of shares represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the Board of Directors shall by resolution so authorize, the signature of such Chairman of the Board, President, Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.

Exhibit B-10

Section 2. Share Ledger. A record shall be kept by the Secretary, transfer agent or by any other officer, employee or agent designated by the Board of Directors of the name of the person, firm or corporation holding the shares represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.

Section 3. Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article V.

Section 4. Transfers of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article V, and on surrender of the certificate or certificates, if any, for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Articles of Incorporation or these Bylaws, concerning the issue, transfer and registration of shares of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of shares to bear the signature or signatures of any of them.

Section 6. Lost, Stolen, Mutilated or Destroyed Certificates. As a condition to the issuance of a new certificate or uncertificated shares in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required. The Board of Directors, in its discretion, may authorize the issuance of such new certificate or uncertificated shares without any bond when in its judgment it is proper to do so.

Section 7. Record Date.

(a) In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than seventy (70) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is

Exhibit B-11

held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than seventy (70) days prior to such action. If no such record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Articles of Incorporation, in order that the Corporation may determine the shareholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than seventy (70) days before the meeting or action requiring a determination of shareholders. If no record date for determining shareholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VI

Amendments

Section 1. Amendments by Shareholders. These Bylaws may be altered, amended or repealed and new Bylaws may be added by the shareholders at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed alteration, amendment, repeal or addition be contained in the notice of such special meeting, by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote thereon.

Section 2. Amendments by the Board of Directors. The Board of Directors may adopt, amend or repeal these Bylaws by the affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors (except to the extent provided in ARS § 10-1020(A)(2)). If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Articles of Incorporation it shall not divest or limit the power of the shareholders to adopt, amend or repeal Bylaws.

ARTICLE VII

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Exhibit B-12

Section 2. Voting of Securities Owned by the Corporation. The Board of Directors may authorize any person on behalf of the Corporation to attend, waive notice, vote or consent and grant proxies (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

Section 3. Dividends; Reserves.

(a) Subject to any restrictions contained in the Articles of Incorporation, the Board of Directors may declare and pay dividends upon the Corporation’s shares from the Corporation’s surplus, or if there be none, out of its net profits for the current fiscal year and/or the preceding fiscal year. Dividends may be paid in cash, in property or in shares of the Corporation, subject to the provisions of the Articles of Incorporation. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon. Dividends shall be payable upon such dates as the Board of Directors may designate.

(b) If the dividend is to be paid in shares of the theretofore unissued shares of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares such amount as shall be determined by the Board of Directors; provided, however, that no such designation as capital shall be necessary if shares are being distributed by the Corporation pursuant to a split-up or division of its shares.

(c) The Board of Directors may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 4. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Arizona.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Exhibit B-13